Exhibit 10.4
CONFIDENTIAL TREATMENT REQUESTED
STRATEGIC RELATIONSHIP AGREEMENT
between
FANNIE MAE
and
NATIONSTAR MORTGAGE LLC
Dated December 16, 2009

TABLE OF CONTENTS

1. Strategic Relationship		2
1.1	Recitals	2
1.2	Servicing Transfers	2
1.3	Establishment of Division	2
1.4	Transfer of Division into Servicing Subsidiary	3
1.5	Call Option	8
1.6	Relationship Manager	10
1.7	Advisory Committee	10

2. Servicing Standards		12
2.1	Subservicing	13
2.2	Servicing.	13
2.3	Compensation and Fees	13
2.4	Advance Facility.	14
2.5	Representations, Warranties and Indemnifications	15
2.6	Monthly Report	16
2.7	Separate Identification Number	16
2.8	Ownership	16

3. Responsibilities of Nationstar		17
3.1	Possession of Mortgage Loan Files	17
3.2	Review of Past Servicing Activities	17
3.3	Third Party Notices	18
3.4	Assignments	18
3.5	Hazard Insurance	19
3.6	Establishment and Maintenance of Custodial Accounts for Subservicing	19
3.7	Modifications	19
3.8	Recourse	20
3.9	Document Custodian	20
3.10	Non-Solicitation	20
3.11	Litigation	20

4. Loan Performance Advisor		21
4.1	Access to Data	21
4.2	Cooperation	22

5. Representations and Warranties and Covenants of Nationstar		22
5.1	Representations	22
5.2	Affirmative Covenants of Nationstar	26
5.3	Negative Covenants of Nationstar	30
5.4	Notice of Certain Occurrences	32

6. Confidential Information		33

7. Consumer Personal Information		33

8. Information Security Standards and Reviews		34

9. Electronic Incident Reporting		34

10. Use of Name		35

11. Business Continuity		35

12. Staff and Facilities		35

13. Customer Complaints		35
13.1	Provision of Complaints	35
13.2	Tracking Complaints	35

14. Events Of Default		36
14.1	Events of Default. The following events shall be “Events of Default”:	36

15. Indemnifications		37
15.1	Servicer Indemnification	37
15.2	Fannie Mae Indemnification	37
15.3	Control of Defense	37

16. Term and Termination		37
16.1	Term	37
16.2	Automatic Termination	38
16.3	Termination of Agreement by Fannie Mae With Cause	38
16.4	Termination of Agreement by Fannie Mae Without Cause	38
16.5	Termination of Agreement for Regulatory Event	39
16.6	Termination and Purchase of Fannie Mae Servicing Rights	39
16.7	Termination of Agreement by Nationstar	39
16.8	Termination of Subservicing Agreements	40
16.9	Termination of Servicing of REO Properties	40
16.10	Impact on MSSC	40
16.11	Survival	40
16.12	Disengagement Assistance	40
16.13	Recapture of MSR Subsidy	40

17. Access to Records		41

18. Waivers		41

19. Entire Agreement; Amendment		42

20. Applicable Law		42

21. Relationship of Parties		42

22. Severability of Provisions		42

23. Waiver of Trial by Jury		42

24. Assignability		42

25. Signatures/Counterparts		43

26. Notices		43

27. Informal Dispute Resolution		44
27.1	Relationship Executives	44
27.2	Advisory Committee	44
27.3	Lead Executives	44

28. Conflict with Fannie Mae Guides		45

29. Definitions		45

3

Exhibit A     High Touch Servicing Protocols
Exhibit B     Loan Performance Advisor — Data Fields
Exhibit C     Form of Guaranty
Exhibit D     List of Ancillary Fees
Exhibit E     List of Bank Charges

4

Seller/Servicer #24147
Strategic Relationship Agreement
This Strategic Relationship Agreement is made by and between Fannie Mae, a corporation organized and existing under the laws of the United States (“Fannie Mae”), and Nationstar Mortgage LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Nationstar”), as of the 16th day of December, 2009 (the “Effective Date”).
RECITALS
WHEREAS, Fannie Mae and Nationstar have entered into a certain Mortgage Selling and Servicing Contract dated as of August 6, 1997, as supplemented by a certain Nationstar Supplemental Servicing Agreement dated as of November 14, 2008 and a certain Supplemental Servicing Agreement dated as of September 30, 2009, along with certain variances thereto (the “MSSC”);
WHEREAS, Fannie Mae and Nationstar have entered into a certain Senior Secured Credit Agreement dated as of October 1, 2009 and a certain Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum dated as of September 30, 2009;
WHEREAS, Fannie Mae and Nationstar desire to establish a strategic relationship pursuant to which Fannie Mae from time to time may designate Nationstar as a “high touch” servicer or subservicer that is eligible to acquire servicing rights or enter into subservicing agreements with respect to mortgage loans owned by Fannie Mae or by securitization trusts formed by Fannie Mae, in each case pursuant to a transfer facilitated by Fannie Mae;
WHEREAS, Fannie Mae and Nationstar desire to enter into this Agreement for the purpose of setting forth the terms and conditions of this strategic relationship and, where applicable, providing for the amendment or supplement of the MSSC with respect to Fannie Mae Rights (as hereinafter defined) that Nationstar acquires on or after the Effective Date and Fannie Mae Subservicing Appointments (as hereafter defined) that Nationstar accepts on or after such date; and
WHEREAS, this Agreement shall be effective as of the Effective Date and shall apply to all Fannie Mae Rights that are transferred to and accepted by Nationstar on or after the Effective Date.
NOW THEREFORE, in consideration of the mutual covenants and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fannie Mae and Nationstar hereby agree as follows.

AGREEMENTS
1. Strategic Relationship.
     1.1 Recitals. The Recitals are incorporated into this Agreement.
     1.2 Servicing Transfers. From time to time, Fannie Mae may (a) work with one or more approved servicers to sell, transfer, convey, and assign Servicing Rights for certain Mortgage Loans to Nationstar; (b) work with one or more approved servicers to appoint Nationstar to provide Subservicing for certain Mortgage Loans for such servicers, or (c) appoint Nationstar to provide Subservicing for certain Mortgage Loans for which Fannie Mae is the Servicer. If a Prior Servicer hires Servicer as a subservicer and retains its ownership of the Servicing Rights, such Prior Servicer will be relieved of its related day-to-day Servicing obligations but will have continued liability for certain of its obligations as further described in the applicable Subservicing Agreement. This Agreement shall apply to all such Servicing or Subservicing (whether the direct Servicer is Fannie Mae or a Prior Servicer), as applicable. Fannie Mae shall consider and consult in good faith with Nationstar about providing financing for subsequent purchases of Fannie Mae Servicing Rights.
     1.3 Establishment of Division. Within six (6) months after the Effective Date, Nationstar shall establish a newly created operating division of Nationstar that shall be responsible for conducting the Servicing or Subservicing, as the case may be, of the Mortgage Loans pursuant to this Agreement and the Ancillary Documents (the “Division”).
               1.3.1 Baseline Servicing Functions. The Division shall immediately hold sufficient properties, assets, employees and rights to perform the Baseline Servicing Functions. All other Servicing Functions shall be performed by Nationstar on behalf of the Division. Nationstar may assess the costs of providing such other Servicing Functions to the Division in an amount equal to Nationstar’s direct costs plus a reasonable allocation under an allocation methodology based on changing circumstances, modified from time to time, by Nationstar and reasonably acceptable to Fannie Mae of Nationstar’s overhead or general corporate costs.
               1.3.2 Separation of Operations. The Division, which shall not be a separate legal entity, shall be operated in a manner that is, to the extent practicable or otherwise required hereunder, internally separate and distinct from the general servicing and subservicing business of Nationstar, it being understood that, unless otherwise provided herein, Nationstar will provide the Corporate Services and Subsidiary Servicing Functions. The Division shall be staffed with Dedicated Employees to perform the functions detailed in Section 1.3.1 and maintain separate financial records so as to enable Nationstar to comply with its obligations under this Agreement.

               1.3.3 External References. Notwithstanding the foregoing, Nationstar shall not externally distinguish the Division from its general servicing and subservicing operations, the Division shall not use a separate trade or fictitious name and the Division shall not separately identify itself from Nationstar in its dealings with Mortgagors, Investors, Insurers, Governmental Authorities, counterparties under Contractual Obligations, or other third parties. Nationstar shall cause the Division to perform under this Agreement and the Ancillary Documents, and Nationstar shall remain contractually responsible for all Contractual Obligations under this Agreement and the Ancillary Documents.
               1.3.4 Assumption of Servicing Functions. Within the time frames established in the Annual Business Plans, increasing amounts of the Servicing Functions will be performed by Dedicated Employees of the Division when Nationstar and Fannie Mae jointly determine it is economically and administratively feasible to do so based on, among other factors, the volume of Fannie Mae Rights being administered by the Division.
               1.3.5 Transition Period. Between the Effective Date and the date that the Division commences operation, Nationstar and Fannie Mae shall continue to operate under this Agreement and the Ancillary Documents without interruption.
     1.4 Transfer of Division into Servicing Subsidiary. At any time during the term of this Agreement following the transfer, or written binding and non-terminable commitment to transfer within thirty (30) days to, Nationstar of Fannie Mae Rights (excluding the Excluded Assets) with an aggregate outstanding principal balance of $15 billion or more but in no event earlier than nine (9) months after the Effective Date, Fannie Mae may elect to require Nationstar to transfer the business of the Division (other than the Excluded Assets) to a newly formed subsidiary (which shall be a Delaware limited liability company unless otherwise agreed to by the Parties) wholly-owned by Nationstar (the “Servicing Subsidiary”). The Servicing Subsidiary shall be created and operating within six (6) months of such notice (or as soon as reasonably practicable thereafter, including taking into account the time needed to obtain necessary governmental and other approvals required in connection with such transfer). Unless and until Fannie Mae makes such election and the transfer to the Servicing Subsidiary is completed, the Fannie Mae Rights will remain within the Division.
               1.4.1 Effecting the Transfer. The Servicing Subsidiary shall enter into a separate Mortgage Selling and Servicing Contract with Fannie Mae, which shall constitute a Contract, and the Servicing Subsidiary shall assume all of Nationstar’s obligations under this Agreement and the related Ancillary Documents. At the point of such assumption, the Servicing Subsidiary shall assume all rights, responsibilities and obligations relating to the Servicing and Subservicing hereunder (other than any Mortgage Loans relating to the Excluded Assets) pertaining to the period on and after such assumption, and it shall be deemed to have made all of the representations and warranties of Nationstar set forth in Section 5.1.1 as of the date it assumes this Agreement; references in this Agreement to Nationstar (but not to Nationstar Mortgage LLC) or the Division shall mean the Servicing Subsidiary, and

Nationstar Mortgage LLC shall have no further rights, responsibilities or obligations under this Agreement and the related Servicing Agreements and Subservicing Agreements pertaining to the Fannie Mae Rights except as explicitly set forth in this Agreement. The transfer shall include, but not be limited to, formation of the new business entity; obtaining licenses or approvals from all applicable licensing entities necessary to conduct the business in the same manner as conducted by the Division at the time of such transfer; the execution of a new, NDA by and between Fannie Mae and the Servicing Subsidiary (substantially similar to the NDA); the transfer to the Servicing Subsidiary of substantially all of the properties, assets, employees and rights of the Division (including the Fannie Mae Rights that are not Excluded Assets and excluding all properties, assets, employees and rights of the Division principally related to the Excluded Assets) that principally are used to conduct the business of Servicing and Subservicing the Fannie Mae Rights; and liabilities and obligations of Nationstar and the Division principally related to the assets, properties, employees and rights being transferred to the Servicing Subsidiary pertaining to the period on and after such transfer.
               1.4.2 Servicing Functions. Nationstar Mortgage LLC shall ensure that, effective as of the commencement of the Servicing Subsidiary’s operations, the Servicing Subsidiary is capable of and is performing all of the Baseline Servicing Functions, and Subsidiary Servicing Functions. Until such time as the call option (described in paragraph 1.5 below) is exercised, Nationstar Mortgage LLC may continue to perform the Corporate Services on behalf of the Servicing Subsidiary pursuant to a Shared Services Agreement. Nationstar Mortgage LLC may assess the costs of providing the Corporate Services to the Servicing Subsidiary in an amount equal to Nationstar’s direct costs plus a reasonable allocation under an allocation methodology based on changing circumstances, modified from time to time, by Nationstar Mortgage LLC and reasonably acceptable to Fannie Mae of Nationstar’s overhead or general corporate costs.
               1.4.3 Technology Agreements. Pursuant to one or more mutually agreeable, commercially reasonable, industry standard agreements, Nationstar Mortgage LLC shall (i) if permissible, sub-license to the Servicing Subsidiary, or obtain at Fannie Mae’s cost a new mutually agreeable, commercially reasonable industry standard license to, all third-party technology and (ii) grant to the Servicing Subsidiary a perpetual, nontransferable, nonexclusive, paid up, royalty free license to use the proprietary application software programs (including all related documentation) and other technology of Nationstar Mortgage LLC (provided that the right to all future updates, modifications and enhancements shall cease at the expiration of Nationstar or Nationstar Mortgage LLC’s obligation to provide Shared Services under this Agreement), in each case that is necessary or appropriate to operate the Servicing Subsidiary in the manner in which the Division operated prior to the transfer (taking into account the retention of the Excluded Assets by Nationstar Mortgage LLC and the assumption by the Servicing Subsidiary of all of the Shared Services pertaining to the Servicing and Subservicing functions). On or before the effective date of transfer of the assets to the Servicing Subsidiary, Nationstar Mortgage LLC shall place the proprietary software programs in escrow with an escrow agent approved by the Servicing Subsidiary (such approval not to be unreasonably withheld) and shall thereafter ensure that such escrow contains a then-current copy of the proprietary software programs and any updates, upgrades, maintenance releases, patches, bug fixes and other changes to such programs in both object code and source code formats for the time period specified in this Section 1.4.3. Such escrow shall also include (a) a then-current copy of all documentation associated with the proprietary software programs, (b) all codes, passwords, encryption keys and other information necessary for the Servicing Subsidiary to access the escrowed materials, (c) all proprietary tools, compilers, editors and other programs necessary for the Servicing Subsidiary to access the escrowed materials, and (d) then-current contact information (e.g., name, address, phone number) for the primary developers of the proprietary software programs. The Servicing Subsidiary will be designated as a beneficiary in the escrow agreement and may access the escrowed materials upon notice by the Servicing Subsidiary to the escrow agent that Nationstar Mortgage LLC is no longer maintaining the proprietary software programs in a reasonable manner.
               1.4.4 Refinance Agreement. The Servicing Subsidiary will enter into a separate mutually agreeable, commercially reasonable joint marketing agreement with Nationstar Mortgage LLC pursuant to which Nationstar Mortgage LLC will refinance Mortgage Loans serviced or subserviced by the Servicing Subsidiary subject to direction from the Advisory Committee and otherwise in accordance with Servicing Standards, including, without limitation, evaluating the eligibility of a Mortgagor whose Mortgage Loan is delinquent or as to which a delinquency is imminent for an FHA-insured refinancing under FHA’s Hope for Homeowners Program.
               1.4.5 Expenses. In connection with any such transfer, Fannie Mae shall pay, against reasonable documentation, all reasonable, out-of-pocket costs and expenses of Nationstar, including reasonable, third-party costs and expenses of Nationstar and its representatives that are associated with the formation of the Servicing Subsidiary and obtaining the required licenses or other approvals from any Governmental Authority or third party and transferring the assets and liabilities of the Division (other than the Excluded Assets) to the Servicing Subsidiary.
               1.4.6 Transition Period. Between the date that Fannie Mae elects to require the transfer of the business into the Servicing Subsidiary and the date that the transfer to the Servicing Subsidiary is complete (such period, the “Servicing Subsidiary Transition Period”), Nationstar and Fannie Mae shall continue to operate under this Agreement and the related Servicing Agreements and Subservicing Agreements without interruption.
               1.4.7 Obligations of Nationstar Mortgage LLC Following Assumption by the Servicing Subsidiary. Notwithstanding the assumption of this

Agreement by the Servicing Subsidiary following the transfer of the Division to the Servicing Subsidiary, Nationstar Mortgage LLC independently shall remain (a) responsible under this Agreement to perform the following representations, warranties and covenants with respect to it for the period following such transfer and assumption and (b) otherwise be subject to the following provisions:
•	Section 1 Strategic Relationship
•	1.4 Transfer of Business into the Servicing Subsidiary

•	1.5 Call Option
•	Section 3 Responsibilities of Nationstar
•	3.10 Non-Solicitation
•	Section 5 Representations, Warranties and Covenants of Servicer
•	5.1.1.13 Delivery of Financial Statements
•	5.2 Affirmative Covenants
•	5.2.9 Delivery of Financial Statements

•	5.2.10 Provisions of Audits and Examinations by Governmental Authorities

•	5.2.14 Annual Officer’s Certificate, but only for the calendar year in which the transfer of Fannie Mae Rights to the Servicing Subsidiary occurs and only for the stub portion of that year prior to the date on which the transfer occurs

•	5.2.15 Reg AB Certificate, but only for the calendar year in which the transfer of Fannie Mae Rights to the Servicing Subsidiary occurs and only for the stub portion of that year prior to the date on which the transfer occurs

•	5.2.16 Maintenance of Servicer Participation Agreement
•	5.3 Negative Covenants
•	5.3.1 Lien on Fannie Mae Rights

•	5.3.2 Settlement of Actions Affecting Fannie Mae Rights

•	5.3.8 Appointment of Subservicers
•	5.4 Notice of Certain Occurrences
•	5.4.1 Notice of Default

•	5.4.2 Notice of Legal Proceedings

•	5.4.3 Notice of Material Adverse Event

•	5.4.4 Notice of Proposed Change of Control

•	5.4.5 Notice of Change in Directors and Responsible Officers

•	5.4.6 Notice of Termination from Investor

•	5.4.7 Notice of Repurchase or Indemnification Demand

•	5.4.8 Notice in Response to Fannie Mae Request
•	Section 6 Confidential Information

•	Section 7 Consumer Personal Information

•	Section 8 Information Security Standards and Reviews

•	Section 9 Electronic Incident Reporting

•	Section 10 Use of Name

•	Section 11 Business Continuity

•	Section 12 Staff and Facilities

•	Section 13 Customer Complaints

•	Section 14 Events of Default

•	Section 15 Indemnification

•	Section 16 Term and Termination
•	16.1 Term

•	16.2 Automatic Termination

•	16.3 Termination of Agreement With Cause

•	16.4 Termination of Agreement Without Cause

•	16.5 Termination of Agreement for Regulatory Event

•	16.6 Termination of Agreement by Nationstar

•	16.10 Impact on MSSC
•	Section 17 Access to Records

•	Section 18 Waivers

•	Section 19 Entire Agreement

•	Section 20 Applicable Law

•	Section 21 Relationship of Parties

•	Section 22 Severability of Provisions

•	Section 23 Waiver of Trial by Jury

•	Section 24 Assignability

•	Section 25 Signatures/Counterparts

•	Section 26 Notices

•	Section 27 Definitions
     1.5 Call Option.
               1.5.1 Right to Acquire. At any time (i) thirty (30) months after Fannie Mae transfers $15 billion of Fannie Mae Servicing Rights (excluding the Excluded Assets) to Nationstar or (ii) after Fannie Mae terminates this Agreement pursuant to Section 16.3 of this Agreement, and, in either case, upon at least nine (9) months prior written notice (which written notice, in the case of clause (i) above, may be delivered during the aforementioned thirty (30) month period) to Nationstar, Fannie Mae shall have the right to require Nationstar Mortgage LLC or Nationstar, respectively, to sell, transfer, convey, and assign to Fannie Mae or its designee (the “Designee”), either (x) all of the issued and outstanding stock or membership interests of the Servicing Subsidiary or (y) all or substantially all of the properties, assets, employees, rights, third party sub-licenses, perpetual proprietary technology licenses, and the business of the Servicing Subsidiary (including without limitation the Fannie Mae Rights acquired after December 31, 2009), that principally are used in the Servicing Subsidiary and, subject to the next sentence, all of the liabilities and obligations of the Servicing Subsidiary. In the case of an asset acquisition under clause (y) above, Fannie Mae or its Designee shall assume only those liabilities related to the acquired assets that pertain to the period after the acquisition and expressly shall exclude the related liabilities of the Servicing Subsidiary that pertain to the period prior to the acquisition. Neither form of acquisition shall include the Excluded Assets. The Servicing Subsidiary shall not retain, and Nationstar shall be entitled to distribute to itself or otherwise transfer to itself or its designee, the Excluded Assets and any other assets that are not principally used in connection with the Servicing Subsidiary relating to the Fannie Mae Rights (including the retention of assets principally used in the origination and sale of mortgage loans).
               1.5.2 Designee. If Fannie Mae assigns its call rights to a Designee, the Designee must be an Affiliate of Fannie Mae that Fannie Mae has no present intention or plans to divest, sell, assign or otherwise dispose of, and Fannie Mae will not divest, sell, assign or otherwise dispose of such Affiliate for one year after its acquisition of the Servicing Subsidiary unless directed pursuant to a Regulatory Event.
               1.5.3 Documenting the Purchase. Any such purchase by Fannie Mae shall be made pursuant to the terms of a mutually agreeable, commercially reasonable, industry-standard purchase and sale agreement. Among other provisions, the purchase and sale agreement shall protect Fannie Mae or its Designee against the acts, errors or omissions of Nationstar and, if applicable, the Servicing Subsidiary prior to such acquisition by Fannie Mae. The purchase and sale agreement shall provide for customary closing conditions, including the receipt of all necessary third party and governmental consents. The assignment of any license of proprietary technology shall provide that such license shall be solely for use by Fannie Mae or its Designee in connection with the servicing or subservicing of mortgage loans for Fannie Mae, including, without limitation, with respect to the Fannie Mae Rights.
               1.5.4 Provision of Services. Nationstar Mortgage LLC shall ensure that, prior to the closing of the call transaction, the Servicing Subsidiary is capable of and is performing all of the Baseline Servicing Functions, Subsidiary Servicing Functions and the “real estate,” “IT services,” and “Legal(pertaining to regulatory compliance and state and local licensing)” components of the Corporate Services. Nationstar Mortgage LLC shall provide to Fannie Mae or its Designee any of the Corporate Services (other than “legal and compliance,” “finance,” “corporate insurance” and “employee benefits”)or Refinance Services that Fannie Mae or its Designee may reasonably request pursuant to a mutually agreeable, commercially reasonable, industry standard transition services agreement for a term of up to eighteen (18) months (however, if Fannie Mae assigns its call rights to a non-Affiliate or disposes of the Servicing Subsidiary or its assets to a non-Affiliate, Nationstar Mortgage LLC’s obligation to provide such services shall in no event extend for a period of more than twelve (12) months) and at a price in no event higher than the price charged by Nationstar under the Shared Services Agreement (for the avoidance of doubt, if the price in question is based upon cost, Nationstar and Nationstar Mortgage LLC may continue to charge their costs consistent with the terms of Section 1.4.2 even if such costs increase), in each case to ensure that, following the consummation of the acquisition, Fannie Mae or its Designee has sufficient properties, assets, employees, rights, and services (other than the Excluded Assets) as are reasonably necessary to enable Fannie Mae or its Designee to operate the acquired business in substantially the same manner that the Division or the Servicing Subsidiary operated the business and administered the Fannie Mae Rights prior to such sale; provided, however, that Fannie Mae shall agree in good faith to modifications to the pricing of the Corporate Services or Refinance Services proposed by Nationstar in order to take into account the changed nature of the relationships of the Parties and the costs to perform such Services, as long as such modified pricing does not exceed the fair market value for such a service.
               1.5.5 Purchase Price. The methodology for the calculation of the purchase price shall differ depending on whether the Fannie Mae Rights are Fannie Mae Servicing Rights or Fannie Mae Subservicing Appointments. Such methodology shall be the same regardless of whether the transaction is structured as an asset or stock/membership interest sale.
                    1.5.5.1 The first component of the purchase price is the Capital Basis in the Servicing Subsidiary plus a ten percent (10%) compounded and annualized return on such Capital Basis.
                    1.5.5.2 The second component of the purchase price applies only to the purchase of the Fannie Mae Servicing Rights owned by Nationstar. Fannie Mae shall pay an amount equal to the product of (i) a fraction, the numerator of which is Nationstar’s costs based on the economic value it contributed to acquire such Fannie Mae Servicing Rights and the denominator of which is the unpaid principal balance of the loans underlying such Fannie Mae Servicing Rights at the time of such acquisition by Nationstar, excluding any subsidy paid by Fannie Mae in connection therewith, and (ii) the unpaid principal balance of such Fannie Mae Servicing Rights at the time Fannie Mae purchases such Fannie Mae Servicing Rights pursuant to this Section 1.5, less the amount of indebtedness in respect of such Fannie Mae Servicing Rights due to be repaid to Fannie Mae, which shall then be deemed repaid. The purchase price for the second component shall be paid by Fannie Mae in three installments: 20% on the sale date, 70% on the payment date, which generally is five (5) days after the Servicing Transfer Date, and a 10% document holdback, all as to be more fully described in the purchase and sale agreement.
               1.5.6 Partial Purchase. In lieu of Fannie Mae acquiring all of the ownership interest or assets in or of the Servicing Subsidiary, at the election of Fannie Mae, the Parties shall negotiate in good faith to seek to reach agreement on an alternative structure that would enable Fannie Mae to acquire a partial economic interest in the revenues or profitability of the Servicing Subsidiary, which may include non-voting ownership interests or contract rights.
     1.6 Relationship Manager. Nationstar shall dedicate a knowledgeable and skilled relationship manager responsible for managing Nationstar’s and Division’s relationship with Fannie Mae, provided that such relationship manager shall be dedicated to Fannie Mae on a full time basis when the aggregate outstanding principal balance of the Fannie Mae Rights serviced or subserviced by Nationstar (and the Servicing Subsidiary) pursuant to this Agreement exceeds $15 billion of non-Excluded Assets. Nationstar shall dedicate sufficient additional knowledgeable and skilled staff to evaluate the feasibility of suggestions by Fannie Mae and respond to issues and concerns raised by Fannie Mae. In the event that Fannie Mae is reasonably dissatisfied with the relationship manager, Nationstar shall be required to change the relationship manager at Fannie Mae’s written request within sixty (60) days of notice of such election by Fannie Mae.
     1.7 Advisory Committee.
               1.7.1 Formation and Purpose. Nationstar Mortgage LLC and Fannie Mae shall appoint an advisory committee (“Advisory Committee”). Senior management of Nationstar will provide information to the Advisory Committee regarding the business operations of Nationstar pertaining to the Fannie Mae Rights, and the Advisory Committee will advise and make recommendations to Nationstar Mortgage LLC’s senior management regarding the business operations of Nationstar (and later the Servicing Subsidiary) pertaining to the Fannie Mae Rights and will exercise any approval rights of Fannie Mae as provided in this Agreement; provided, that nothing in this Section 1.7 shall create any additional approval rights for Fannie Mae that are not expressly set forth in this Agreement. Topics for the Advisory Committee include:
(a)	Servicing strategies (to improve credit performance), including:

(1)	results provided by the Loan Performance Advisor as provided in Section 4 hereof;

(2)	High Touch Servicing Protocols;

(3)	staffing levels; and

(4)	the cost of implementing such strategies;
(b)	The Annual Business Plan, including any updates or changes thereto;

(c)	Refinance and retention strategies;

(d)	The creation of the Division;

(e)	The transfer of responsibility for Servicing Functions from Nationstar Mortgage LLC to the Division over time;

(f)	The creation of the Servicing Subsidiary and transition from Division to the Servicing Subsidiary;

(g)	The transfer of responsibility for Servicing Functions from Nationstar Mortgage LLC to the Servicing Subsidiary over time; and

(h)	The calculation of the Expense Recapture Amount in respect of a termination by Fannie Mae pursuant to Sections 16.4 and 16.5 of this Agreement
     Within 90 days following the Effective Date, the Advisory Committee will agree upon a governance process to reflect Nationstar’s and Fannie Mae’s roles and responsibilities, the relationship management structure and decision-making process. If the Advisory Committee cannot so agree on a governance process, the dispute shall be submitted to the Lead Executives pursuant to, and in accordance with the provisions of, Section 1.7.4. Neither Nationstar nor Fannie Mae shall be in breach of this Agreement if the Advisory Committee or the Lead Executives fail to agree as to such governance process.
               1.7.2 Composition and Meetings. Each of Fannie Mae and Nationstar Mortgage LLC shall have the right to appoint two (2) representatives to serve on the Advisory Committee. The Advisory Committee shall meet on a monthly basis for the first year after the Effective Date and thereafter on a quarterly basis or such other periodic basis as may be mutually agreed to by Nationstar Mortgage LLC and Fannie Mae. Special meetings of the Advisory Committee may also be called at any time by Nationstar Mortgage LLC or Fannie Mae provided that notice of such special meeting shall be provided at least five (5) Business Days prior to the intended meeting date. All meetings of the Advisory Committee may be conducted in person or via telephone conference. At any meeting of the Advisory Committee, the presence of at least one representative of each of Nationstar Mortgage LLC and Fannie Mae shall constitute a quorum. Any meeting may be adjourned from time to time by the representatives present at the meeting, whether or not a quorum is present, and the meeting may be held as adjourned upon at least three (3) Business Days’ written notice to all the representatives, unless such notice is waived. A majority vote of those representatives present at a meeting in which a quorum is present shall be sufficient for voting on recommendations to Nationstar Mortgage LLC’s senior management on behalf of Fannie Mae or Nationstar Mortgage LLC or exercising any approval rights of Fannie Mae or Nationstar Mortgage LLC as provided in this Agreement.
               1.7.3 Voting. Any recommendations of the Advisory Committee shall be binding on Nationstar and Nationstar Mortgage LLC, if the recommendations pertain to the method of Servicing or Subservicing the Fannie Mae Rights and administration of the Fannie Mae Rights (including the Excluded Assets), but shall not be binding on Nationstar or Nationstar Mortgage LLC if the recommendations pertain to the affairs of Nationstar or Nationstar Mortgage LLC as a limited liability company or its loan origination business or its servicing of non-Fannie Mae Rights or other lines of business unrelated to Servicing and Subservicing of Fannie Mae Rights (except with respect to the provisions of Sections 1.4 and 1.5). The Advisory Committee shall have no authority to exercise any rights of Fannie Mae under the MSSC or other Contracts and the Fannie Mae Guides with respect to the approval of the transfer or the termination of the Fannie Mae Rights or to otherwise impair Fannie Mae’s rights under the MSSC or other Contracts and Fannie Mae Guides. Any exercise of the prior approval rights of Fannie Mae otherwise provided in this Agreement by the members of the Advisory Committee representing Fannie Mae shall be binding on Nationstar Mortgage LLC and Nationstar Mortgage LLC shall be entitled to conclusively rely on the exercise of such approval rights. The two members of the Advisory Committee designated by Fannie Mae will not be entitled to any compensation from Nationstar Mortgage LLC or the Servicing Subsidiary for their time of service.
               1.7.4 Deadlock. If the representatives of the Advisory Committee are unable to reach agreement on any material issue that comes before it, any representative may cause the issue to be resolved pursuant to Section 27.3 hereof.
               1.7.5 Effect on Approval Rights. Notwithstanding the right of Fannie Mae and Nationstar to form an Advisory Committee or the existence of an Advisory Committee, Nationstar and Fannie Mae may exercise any rights and approvals afforded them under this Agreement at any time and as otherwise provided in this Agreement, and shall not be required to exercise such rights and approvals exclusively or solely through the Advisory Committee.
2. Servicing Standards. Except as otherwise set forth in this Agreement or the applicable Subservicing Agreement, Nationstar shall carry out all of the responsibilities required of a servicer as set forth in the Contracts and the Fannie Mae Guides. Nationstar will service or subservice, as applicable, the Mortgage Loans in accordance with the Servicing Standards. Fannie Mae expressly reserves the right to manage all REO Property dispositions in accordance with the Fannie Mae Guides.
     2.1 Subservicing. Nationstar, Fannie Mae and, if applicable, Prior Servicer will enter into a separate Subservicing Agreement on commercially reasonable terms and conditions with respect to each transfer of Fannie Mae Subservicing Appointments facilitated by Fannie Mae pursuant to two mutually agreeable forms, one with respect to tri-party Subservicing Agreements among Nationstar, Fannie Mae and Prior Servicer and the other with respect to Subservicing Agreements between Nationstar and Fannie Mae. Each Subservicing Agreement, when duly executed by the Parties, will become part of this Agreement as if fully set out in the text hereof and will be subject to all of the terms and conditions of this Agreement.
     2.2 Servicing.
               2.2.1 Supplemental Servicing Agreement. When Nationstar acquires new portfolios of Fannie Mae Servicing Rights, Nationstar and Fannie Mae may enter into separate supplemental servicing agreements providing for the provision and recapture of any subsidies paid by Fannie Mae to facilitate the purchase by Nationstar of such Fannie Mae Servicing Rights, the payment by Fannie Mae of additional compensation for Servicing and such other provisions as the Parties may then agree (each a “Supplemental Servicing Agreement”). Each Supplemental Servicing Agreement, when duly executed by the Parties, will become part of this Agreement as if fully set out in the text hereof and will be subject to all of the terms and conditions of this Agreement. Nationstar and Fannie Mae shall negotiate the terms and conditions of each Supplemental Servicing Agreement in good faith.
               2.2.2 Purchase of Subservicing Appointments. Except in the case that Fannie Mae elects to terminate the applicable Subservicing Agreements with or without cause, Fannie Mae shall grant Nationstar the opportunity to bid on any Fannie Mae Subservicing Appointments subject to this Agreement that Fannie Mae subsequently elects to sell by providing Nationstar with thirty (30) days advance notice of Fannie Mae’s intention to market such Subservicing Appointments and the advance opportunity to negotiate and enter into an executed term sheet with Fannie Mae for the exclusive right to purchase such Subservicing Appointments from Fannie Mae subject to the terms and conditions specified therein. Notwithstanding the foregoing, nothing herein shall be construed to require Fannie Mae to sell such Fannie Mae Subservicing Appointments to Nationstar.
     2.3 Compensation and Fees. Fannie Mae shall compensate Nationstar for the Servicing and Subservicing functions that it performs in accordance with the provisions of this Agreement, the applicable Subservicing Agreement and any Supplemental Servicing Agreement.

               2.3.1 Stated Servicing Fee. With respect to Fannie Mae Servicing Rights, Nationstar has the right to collect and retain the Stated Servicing Fee on each Mortgage Loan earned and calculated in accordance with the Guides.
               2.3.2 Base Subservicing Fee. The base subservicing fees shall be set in each Subservicing Agreement and shall be competitive for the type of Fannie Mae Subservicing Appointments that are subject to such Subservicing Agreement. Fannie Mae and Nationstar may collaborate on the production of a quarterly market survey of subservicing fees and compensation to inform the determination of the base subservicing fee for each Subservicing Agreement.
               2.3.3 Ancillary Fees. Nationstar will be permitted to assess and collect various types of fees or income ancillary to the performance of the Servicing functions on the Mortgage Loans (“Ancillary Fees”), in reliance on Nationstar’s assurance that such Ancillary Fees comply with Servicing Standards. Attached as Exhibit D is a list of maximum Ancillary Fees assessed by Subservicer for additional services required by Mortgagors. In addition, Nationstar may assess and collect late fees as authorized by the Mortgage Note signed by the Mortgagor. With respect to the Mortgage Loans, Nationstar will not exceed any of these fees during the term of this Agreement without the prior written consent of Fannie Mae. Nationstar may not assess or collect any Ancillary Fee that would violate any Servicing Standards.
               2.3.4 Mortgage Loan Servicing Incentives. Nationstar will be eligible to receive certain incentive fees from Fannie Mae if Nationstar meets certain performance standards and otherwise complies with its obligations under the applicable Subservicing Agreements, any Supplemental Servicing Agreements and the Contracts. Unless otherwise negotiated in a Subservicing Agreement or Supplemental Servicing Agreement, in addition to any incentive payments due to Nationstar, Nationstar will be eligible to receive from Fannie Mae the standard cash incentives paid to servicers for Mortgage Loan workouts. These servicing incentives are published in the Fannie Mae Servicing Guide and amended from time to time in Lender Announcements.
               2.3.5 Termination of Base Subservicing Fee and Incentive Fees. Nationstar’s right to the base subservicing fee or any incentive fees under any Subservicing Agreement, Supplemental Servicing Agreement or Servicing Guide shall cease upon the earlier to occur of (i) the date on which the Mortgage Loan is paid in full; (ii) the date on which the Mortgaged Property has been foreclosed (or a deed-in-lieu has been executed or a short sale completed), any court confirmation received, and title transferred to Fannie Mae with the expiration of any applicable redemption period; or (iii) the date on which Fannie Mae writes off the remaining balance on the loan and directs Nationstar to halt further collection efforts.
     2.4 Advance Facility.

               2.4.1 Fannie Mae from time to time upon the request of Nationstar will authorize Nationstar to enter into a facility (an “Advance Facility”) with an agreed upon financial institution (“the Advancing Person”), which Advance Facility will provide that such Advancing Person will agree to fund some or all of the advances required to be made on Fannie Mae Rights subject to this Agreement in accordance with Servicing Standards, including, without limitation, servicing advances, delinquency advances and advances required to be made by Nationstar in connection with the reclassification of a delinquent mortgage or the removal of a delinquent mortgage from Fannie Mae’s active accounting records or an MBS pool (each an “Advance” and collectively “Advances”), provided that the terms and conditions of any agreements documenting such Advance Facility are on terms and conditions that are consistent with Advance Facilities that Fannie Mae has approved in the past or on such other reasonable terms and conditions to which Fannie Mae agrees. Nationstar may pledge or assign its rights to be reimbursed for Advances, directly or indirectly, to the Advancing Person, although no such Advance Facility shall reduce or otherwise affect Fannie Mae’s and Nationstar’s obligation to fund such Advances. An Advancing Person who merely funds Advances, or who merely receives an assignment or pledge of Nationstar’s rights to be reimbursed for Advances, shall not be required to meet the qualifications of a Servicer under the Servicing Guide.
               2.4.2 If Fannie Mae agrees to a third party Advance Facility, (i) Fannie Mae may agree that Nationstar will be responsible for remitting to the Advancing Person the applicable amounts collected by Nationstar as reimbursement for Advances funded by the Advancing Person; (ii) Fannie Mae shall have no responsibility to track or monitor the administration of the financing arrangement between the Nationstar and any Advancing Person; and (iii) Fannie Mae may agree that Fannie Mae will not set off or net any claims it might have against Nationstar or any affiliate of Nationstar, or payments due to Fannie Mae from Nationstar or any affiliate of Nationstar, from reimbursements Fannie Mae owes to Nationstar or any affiliate of Nationstar, on account of Advances made by Nationstar on the Mortgage Loans in the case of an Advance Facility with an Advancing Person.
     2.5 Representations, Warranties and Indemnifications.
               2.5.1 Nationstar shall not be liable to Fannie Mae for (i) the selling representations and warranties contained in Section IV-A of the MSSC and in the Fannie Mae Guides with respect to Fannie Mae Rights transferred to Nationstar pursuant to this Agreement; or (ii) any claims or losses, including, but not limited to, third-party claims, arising out of or related to any servicing deficiency or error, to the extent any servicing deficiency or error is caused by any action, error, omission or failure of any prior servicer, including the Prior Servicer. In acquiring Fannie Mae Servicing Rights from a Prior Servicer, Nationstar shall use commercially reasonable efforts to negotiate industry standard repurchase and indemnification obligations for past origination, sale and servicing defects. Notwithstanding the foregoing, Nationstar shall be liable for any damage or loss to Fannie Mae that is caused by Nationstar’s failure to take any corrective action reasonably requested by Fannie Mae in accordance with the Servicing Standards, or any other failure in Nationstar’s responsibilities after the Servicing Transfer Date and shall cooperate with Fannie Mae to resolve defects with respect to the Mortgage Loans acquired from a prior servicer.
               2.5.2 On and after the Servicing Transfer Date and until the sale of the Servicing Subsidiary pursuant to Section 1.5, Nationstar shall be liable in accordance with Section 15 hereof for the performance of all servicing covenants, representations and warranties contained in the applicable Contract and the Fannie Mae Guides for the Mortgage Loans as to which Nationstar is providing Servicing or Subservicing.
               2.5.3 With respect to Fannie Mae Subservicing Appointments, the applicable Subservicing Agreement shall provide that Prior Servicer, in the case of a tri-party Subservicing Agreement, or Fannie Mae, in the case of a two party Subservicing Agreement, shall indemnify Nationstar against claims made against Nationstar by any third party to the extent such claim arises from the origination, sale, and/or servicing of the Mortgage Loans prior to the applicable Servicing Transfer Date. Nationstar agrees to give Fannie Mae prompt written notice of any such claim within ten (10) days of Nationstar’s receipt of notice of such claim. Fannie Mae shall have the option to defend or settle any such claim, and Nationstar agrees to cooperate with and assist Fannie Mae in such manner as Fannie Mae deems necessary in its reasonable discretion in such defense or settlement. It is understood that Nationstar shall not be entitled to indemnification for any claim, or such portion of any claim, that arises out of Nationstar’s own action or inaction when Servicing or Subservicing any Mortgage Loan on or after the applicable Servicing Transfer Date.
     2.6 Monthly Report. If requested by Fannie Mae, Nationstar shall provide Fannie Mae with a monthly report of the following, as identified by Nationstar through normal monthly servicing operations, and as otherwise instructed by Fannie Mae: (i) Mortgage Loans or REO Properties with unpaid real estate taxes, inadequate hazard insurance or cancelled mortgage insurance; (ii) identifiable foreclosure delays that may jeopardize mortgage insurance claims (whether private or FHA/VA insurance claims); (iii) reports showing the number and success/failure rates of any permitted modifications, repayment plans, or other loss mitigation strategies; and (iv) any other reasonable requests for data associated with the Servicing or Subservicing of the Mortgage Loans.
     2.7 Separate Identification Number. If Fannie Mae in its sole discretion shall require, Nationstar shall use a separate branch or other identification number to track the Servicing and Subservicing of Mortgage Loans transferred to Nationstar by Fannie Mae pursuant to this Agreement on or after the Effective Date.
     2.8 Ownership. Nationstar acknowledges and agrees that (a) it has no property rights in and to the High Touch Servicing Protocols and that Fannie Mae may share such High Touch Servicing Protocols with other approved servicers and subservicers for their own use and (b) Fannie Mae has the non-exclusive right under the

Fannie Mae Guides and the MSSC to obtain and use loan level data regarding each of the Mortgage Loans covered by the Fannie Mae Rights and Nationstar shall provide such data to Fannie Mae promptly upon Fannie Mae’s request.
3. Responsibilities of Nationstar. In addition to any applicable requirements set forth in the Servicing Standards with respect to the transfer of Subservicing and Servicing, Nationstar shall undertake the following:
     3.1 Possession of Mortgage Loan Files. Upon request by Fannie Mae, Nationstar shall travel to the site(s) where the Mortgage Loan Files related to the applicable Mortgage Loans are stored, and shall take possession of all such Mortgage Loan Files. In addition, Nationstar shall exercise due diligence in obtaining the information specified in the Fannie Mae Guides and such other information as is necessary for Nationstar (i) to perform accounting, reporting and remitting functions; and (ii) to establish and set up necessary document files to service each Mortgage Loan in accordance with the Servicing Standards. Nationstar shall, within thirty (30) days of the Servicing Transfer Date review such Mortgage Loan Files and identify and notify promptly Fannie Mae, in writing, of any information or documents (including title insurance policies, hazard insurance policies, copies of mortgages, and assignments of mortgages) required to be obtained by Nationstar pursuant to this paragraph that Nationstar was not able to obtain. Nationstar shall make all reasonable efforts to obtain any such missing information or documents, and Fannie Mae shall reimburse Nationstar for any actual out-of-pocket expense reasonably incurred by Nationstar in conducting its review of such Mortgage Loans Files and when obtaining such missing information or documents, including all travel and related costs for each employee who travels to the site(s) where the Mortgage Loan Files are stored.
     3.2 Review of Past Servicing Activities. If and to the extent that Nationstar actually knows or, at any time hereafter, discovers or determines that any past practices of Prior Servicer perpetuated by Nationstar with respect to the Mortgage Loans are, or result in the Servicing or Subservicing thereof by Nationstar being, not in compliance with all Servicing Standards, Nationstar shall, as promptly as practicable under the circumstances, provide written notice to Fannie Mae of such violation and take appropriate and reasonable corrective action intended to eliminate or minimize the risk of such noncompliance. For purposes of the prior sentence, the meaning of the clause “as promptly as practicable under the circumstances” shall be determined mutually by Fannie Mae and Nationstar, taking into account such factors and judgments as: the nature, root cause and materiality of the problem; the liability incurred to date and the likelihood and severity of future liability; the cost, timeline and availability of resources to fix or reduce the problem; and the available options for corrective action. Unless Fannie Mae instructs Nationstar in writing to the contrary, within ninety (90) days of the applicable Servicing Transfer Date:
               3.2.1 Nationstar shall identify and notify Fannie Mae, in writing, of any data discrepancies between Prior Servicer’s monthly accounting records and Fannie Mae’s monthly accounting records for all fixed-rate Mortgage Loans. Nationstar shall report any data discrepancies for each adjustable rate Mortgage

(“ARM”) to Fannie Mae on a monthly basis, or as otherwise instructed by Fannie Mae;
               3.2.2 Nationstar shall perform an escrow analysis on each Mortgage Loan for which escrow deposits are required and shall adjust such escrow deposits as required by such analysis;
               3.2.3 Within thirty (30) days after the applicable Servicing Transfer Date, Nationstar shall: (i) balance and reconcile all Investor accounts and Custodial Accounts against cash requirements under Servicing Standards; (ii) make available for Fannie Mae’s inspection documentation to verify the accuracy of the reconciling and balancing activities required under this Section 3.2.3, and to explain any discrepancies identified in connection with such reconciling and balancing activities; and (iii) request that the applicable Servicer, which may be Fannie Mae, fund any shortages to Custodial Accounts and custodial clearing accounts and pay any shortage due to any third party directly to such third party; and
               3.2.4 If not already in place, Nationstar shall ensure that each Mortgage Loan is covered by a contract between Nationstar and a real estate tax reporting service. Fannie Mae shall reimburse Nationstar for its reasonable costs incurred in accordance with the Fannie Mae Guides.
     3.3 Third Party Notices. Nationstar must notify the third parties as required in the Fannie Mae Guides of the transfer of Servicing and Subservicing of the Mortgage Loans. Such notification shall not be at Fannie Mae’s expense.
     3.4 Assignments. Nationstar shall follow the requirements of the Fannie Mae Guides with respect to assignments of Mortgages in connection with its acquisition of Fannie Mae Servicing Rights. Upon request by Fannie Mae with respect to Fannie Mae Subservicing Rights, Nationstar agrees to record, or cause to be recorded, an assignment of the related Mortgage to Fannie Mae or its designee for each Mortgage Loan which has not already been assigned of record to Fannie Mae. Nationstar acknowledges that Fannie Mae may designate assignments be made to Mortgage Electronic Registration Systems, Inc. (“MERS”), and Nationstar acknowledges that it is, or will become, a member of MERS in order to effect assignments under this Agreement. If the last assignment in the chain required to perfect good record title to a Mortgage Loan into Fannie Mae or its designee is available to Nationstar, Nationstar will record it within sixty (60) days of obtaining possession of such assignment. For each Mortgage Loan for which no such assignment is available, Nationstar shall act promptly to prepare and deliver to the appropriate assignor, for execution, recordable assignments to Fannie Mae or its designee. If intervening mortgage assignments from the originating lender to each successive servicer or holder, as applicable, have not been recorded, Nationstar shall obtain and record all intervening assignments and shall be reimbursed by Fannie Mae for reasonable costs and expenses incurred by Nationstar when obtaining, preparing and recording such intervening assignments. Nationstar will be diligent in its efforts to obtain the return of the executed assignments from the appropriate assignor. Nationstar must record, or cause a third party acting on its behalf to record, such executed assignments within thirty (30) days of receipt.
     3.5 Hazard Insurance. If, after Nationstar has obtained the Mortgage Loan Files and other information pursuant to paragraph 3.1 above, Nationstar is not able to determine whether hazard insurance exists with respect to certain Mortgaged Properties, Nationstar shall obtain and maintain interim hazard insurance for each such Mortgaged Property, for the benefit of the Mortgagor and Nationstar, until such time as Nationstar confirms that permanent hazard insurance is in place for each such property.
     3.6 Establishment and Maintenance of Custodial Accounts for Subservicing. Unless otherwise provided in the applicable Subservicing Agreement:
               3.6.1 Nature of Account. The Depository Accounts, the Payment Clearing Account, the Custodial Accounts, and the Advances Reserve Account for Subservicing will be in the name of and under the control of Servicer in the case of tri-party Subservicing Agreements or Nationstar in the case of two-party Subservicing Agreements, each of which will have the responsibility to establish and maintain such accounts in accordance with Servicing Standards.
               3.6.2 Bank Charges. From and after the applicable Effective Date, Servicer in the case of tri-party Subservicing Agreements or Nationstar in the case of two-party Subservicing Agreements will pay all applicable Servicer Bank Service Charges related to the Depository Accounts and the Custodial Accounts for Subservicing.
               3.6.3 Float Benefit. From and after the applicable Effective Date, the Float Benefit shall be for the benefit of, and paid to or retained by, Servicer in the case of tri-party Subservicing Agreements or Nationstar in the case of two-party Subservicing Agreements.
               3.6.4 Location of Accounts. From and after the applicable Effective Date, Servicer in the case of tri-party Subservicing Agreements or Nationstar in the case of two-party Subservicing Agreements may change, replace or transfer Depository Accounts, Payment Clearing Account or Custodial Accounts to another institution(s) eligible for such purposes in accordance with the Servicing Standards, or establish or eliminate such accounts as Servicer in the case of tri-party Subservicing Agreements or Nationstar in the case of two-party Subservicing Agreements determines in its discretion to be appropriate with Fannie Mae approval, in all such cases subject to the applicable provisions of this Agreement, upon thirty (30) days written notice to Nationstar and Fannie Mae.
     3.7 Modifications. Nationstar may modify the terms of any Mortgage Loan only in compliance with the terms of the Servicing Standards and Nationstar’s prior written delegated loss mitigation authority provided to Nationstar by Fannie Mae, if any. If applicable, such terms require that any Mortgage Loan that Nationstar wishes to modify for loss mitigation purposes must be purchased out of the relevant MBS pool and redelivered to Fannie Mae as an Actual/Actual remittance type, in accordance with the Fannie Mae Guides.
     3.8 Recourse. If any Mortgage Loan transferred to Nationstar is being serviced prior to such transfer as an MBS Regular Servicing option loan (or a lender-recourse loan for cash), Nationstar shall subservice such Mortgage Loans in the same way.
     3.9 Document Custodian. In connection with each Subservicing Agreement, Fannie Mae, as Servicer, or Prior Servicer shall contract with the applicable document custodian and cause such document custodian to provide Nationstar with access to custodial files in accordance with Servicing Standards.
     3.10 Non-Solicitation. In connection with each Subservicing Agreement, from and after the Effective Date and except as authorized by the Advisory Committee pursuant to Section 1.7 hereof or pursuant to the joint marketing agreement contemplated hereby, neither Nationstar nor any of its Affiliates shall solicit, on a targeted basis, by either using information that they obtained as a result of Nationstar’s assumption of Fannie Mae Subservicing Appointments or conducting a targeted search for such information, Mortgagors for any purposes, including, but not limited to, financial services or products, insurance related products or services or residential mortgage loans. Without the prior written consent of Fannie Mae, Nationstar shall not sell or distribute any customer list incorporating the names of such Mortgagors. The foregoing restrictions shall not apply to (a) any general advertising or marketing campaign by or on behalf of Nationstar or any of its Affiliates offering financial services or products, mortgage loans or insurance-related products and services directed to the general public or any segment thereof provided such segment does not target such Mortgagors; and (b) a response to an inquiry from a Mortgagor seeking a mortgage loan, financial service or product or insurance. Notwithstanding the foregoing, a Subservicing Agreement may contain provisions regarding the matters addressed in this Section 3.10. In the event of any conflict between the provisions of this Section 3.10 and the provisions contained in any such Subservicing Agreement, the provisions contained in the Subservicing Agreement shall control.
     3.11 Litigation. Except as otherwise provided herein, Nationstar shall be responsible for management and administration of all loan level Actions relating to the Mortgage Loans subject to Servicing and Subservicing, including, but not limited to, Actions related to Foreclosure, eviction, quiet title and bankruptcy filings, all costs of which shall be at Nationstar’s expense (but may be subject to Fannie Mae’s indemnification obligation in Section 15). Nationstar shall not, without the prior written consent of Fannie Mae, settle or compromise any claim or any such Action against Fannie Mae or Prior Servicer arising out of or relating to any such Action, other than any such settlement involving solely the payment of money damages not to exceed ten thousand dollars ($10,000) in any one (1) instance or one hundred thousand dollars ($100,000) in the aggregate for all such settlements, during any calendar quarter. Notwithstanding the foregoing, each Party shall be responsible for management and administration of its defense of any class action in which such Party or any of its

Affiliates is a defendant. Nationstar shall cooperate in obtaining or making available information or documents respecting Mortgage Loans involved in any Action as may be reasonably requested or required by Fannie Mae or its counsel. Notwithstanding the foregoing, a Subservicing Agreement may contain provisions regarding the matters addressed in this Section 3.11. In the event of any conflict between the provisions of this Section 3.11 and the provisions contained in any such Subservicing Agreement, the provisions contained in the Subservicing Agreement shall control.
4. Loan Performance Advisor. Nationstar acknowledges that after the transfer of Servicing or Subservicing to Nationstar, Fannie Mae may engage, at Fannie Mae’s sole cost and expense, a third-party surveillance advisor (a “Loan Performance Advisor”) to consult with and provide advice to Fannie Mae with respect to the performance of the Mortgage Loans, report any performance related issues including providing various reports and recommendations concerning certain delinquent and defaulted Mortgage Loans, and perform certain analytical processes and comparisons.
     4.1 Access to Data. Nationstar acknowledges that the Loan Performance Advisor must have access to and receive timely and accurate loan level servicing data and reports from Nationstar in order to satisfactorily perform its advisory function on behalf of Fannie Mae. The Loan Performance Advisor shall look solely to Nationstar for all information and data (including loss and delinquency information and data) and loan level information and data relating to the Servicing and Subservicing of the Mortgage Loans and Nationstar agrees to use its commercially reasonable efforts to provide the Loan Performance Advisor with all information and data set forth below. Nationstar agrees to submit such information and data to the Loan Performance Advisor in an electronic format whenever possible unless otherwise specified in this Agreement or consented to by the Loan Performance Advisor in writing.
               4.1.1 On or before the fifth (5th) Business Day of each month for each Mortgage Loan being serviced by Nationstar, Nationstar shall provide all fields of information, as of the close of business of the last day of the prior calendar month, from time to time reasonably requested by Fannie Mae, an illustrative list of which is set forth in Exhibit B.
               4.1.2 Nationstar shall provide an electronic file of the available Mortgage Loan origination data and a related data dictionary.
               4.1.3 On or before each Remittance Date, Nationstar shall provide a copy of the loan level remittance file and any other monthly reports submitted by Nationstar in connection with the on-going servicing and administration of the Mortgage Loans.
               4.1.4 On or before the fifth Business Day of each month, a delinquency report or electronic file reflecting the status of all delinquent Mortgage Loans, as well as any Mortgage Loans in foreclosure, bankruptcy or REO status, as of the close of business of the last day of the prior calendar month.

               4.1.5 Any periodic report prepared by Nationstar in the ordinary course of servicing the Mortgage Loans to the extent such report is reasonably related to the Loan Performance Advisor’s oversight function and requested by the Loan Performance Advisor.
     4.2 Cooperation. Nationstar agrees to cooperate with the Loan Performance Advisor in connection with its role as Loan Performance Advisor to Fannie Mae, and Nationstar agrees to negotiate in good faith any agreements with the Loan Performance Advisor that are necessary or advisable in order to facilitate the intent of this Section 4.
5. Representations and Warranties and Covenants of Nationstar.
     5.1 Representations.
               5.1.1 Nationstar hereby represents, warrants and covenants to and with Fannie Mae as of the Effective Date (or, as to the Servicing Subsidiary, on the date it assumes this Agreement) and as of each Servicing Transfer Date that:
                         5.1.1.1 Nationstar is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is and will remain in compliance with the laws of each state and locality in which any Mortgaged Property is located to the extent necessary to enforce and service each Mortgage Loan in the jurisdictions where the Mortgaged Properties are located in accordance with the terms of this Agreement. Nationstar has all permits, registrations, qualifications, and licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state and locality in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification, and no demand for such licensing or qualification has been made upon Nationstar by any such state and locality, and in any event Nationstar is in compliance with the laws of any such state and locality to the extent necessary to ensure the enforceability of each Mortgage Loan and the conduct of Servicing and Subservicing in accordance with the terms of this Agreement.
                         5.1.1.2 Nationstar has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement and any Transaction Ancillary Documents, and to conduct its business as presently conducted. The execution, delivery and performance of this Agreement and any Transaction Ancillary Documents and any agreements contemplated hereby or thereby by Nationstar have been duly authorized and Nationstar has duly executed and delivered this Agreement and any Transaction Ancillary Documents, and any agreements contemplated hereby and thereby. This Agreement and any Transaction Ancillary Documents, assuming due authorization, execution and delivery by Fannie Mae, constitute legal, valid and binding obligations of Nationstar, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium and similar laws affecting creditors’ rights and remedies generally and all requisite organizational action has been taken by Nationstar to make this Agreement and any Transaction Ancillary Documents and all agreements contemplated hereby and thereby valid and binding upon Nationstar in accordance with their terms.
                         5.1.1.3 This Agreement constitutes the “written agreement” of Nationstar and Nationstar shall continuously maintain all components of such “written agreement” as an official record of Nationstar or of any successor thereto.
                         5.1.1.4 Neither the execution and delivery of this Agreement or any of the Transaction Ancillary Documents by Nationstar, nor the consummation of the transactions contemplated hereby or thereby, or the performance of or compliance with the terms and conditions of this Agreement or any of the Transaction Ancillary Documents, will conflict with any of the terms, conditions or provisions of Nationstar’s organizational documents, or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument (i) to which Nationstar is a party or which is applicable to Nationstar or its assets, or result in the violation of any law, rule, regulation, order, judgment or decree to which Nationstar or its properties are subject, or (ii) which adversely affects the Mortgage Loans.
                         5.1.1.5 Nationstar is not in violation of any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over Nationstar or its assets, which violation might cause a Material Adverse Effect.
                         5.1.1.6 Nationstar does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to Nationstar contained in this Agreement and any Transaction Ancillary Document.
                         5.1.1.7 Nationstar is Solvent.
                         5.1.1.8 There are no actions or proceedings against, or investigations of, Nationstar before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement, (C) that might prohibit or adversely affect the performance by Nationstar of its obligations under, or the validity or enforceability of, this Agreement and any Transaction Ancillary Documents, or (D) that is reasonably likely to have a Material Adverse Effect on Nationstar.
                         5.1.1.9 No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Nationstar of, or compliance by Nationstar with, this Agreement or any Transaction Ancillary Document or the consummation of the transactions contemplated by this Agreement or any Transaction Ancillary Document, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Effective Date.

                         5.1.1.10 Except with respect to statements, tapes, diskettes, forms, reports or other documents furnished by Prior Servicer, no statement, tape, diskette, form, report or other document furnished by Nationstar pursuant to this Agreement and any Transaction Ancillary Documents or in connection with the transactions contemplated hereby or thereby contains any statement that is inaccurate or misleading in any material respect or omits to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading.
                         5.1.1.11 Nationstar has an internal quality control program that is designed to verify the accurate and prudent servicing decisions and practices of Nationstar with respect to the Mortgage Loans.
                         5.1.1.12 No Default has occurred and is continuing.
                         5.1.1.13 Each of (i) the audited consolidated financial statements of Nationstar Mortgage LLC and its consolidated Subsidiaries and the unaudited consolidated financial statements of FIF HE for the most recent completed fiscal year comprised of the consolidated statements of income or operations, balance sheet and cash flows for the preceding 12 month period; (ii) the unaudited consolidated financial statements of Nationstar Mortgage LLC and its consolidated Subsidiaries and FIF HE for its most recently completed fiscal quarter comprised of the consolidated statements of income or operations, balance sheet and cash flows for the preceding quarterly period; and (iii) the unaudited balance sheet of the Servicing Subsidiary as of the effective date of the transfer, was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments and, in the case of any such unaudited financial statements, to the lack of a footnote; and fairly present in all material respects, the financial condition of Nationstar Mortgage LLC and its consolidated Subsidiaries and FIF HE as of the date thereof and results of operations for the period covered thereby. The audited consolidated financial statement shall include unaudited consolidating schedules which distinguish the balance sheet and statement of income or operations for Nationstar Mortgage LLC and the Servicing Subsidiary independent of any other entity included in the consolidated statements. The unaudited consolidated quarterly financial statements shall include unaudited consolidating schedules which distinguish the balance sheet and statement of income or operations for Nationstar Mortgage LLC and the Servicing Subsidiary independent of any other entity included in the consolidated statements. Since the date or the most recent consolidated statement, there has been no change in such financial condition or results of operation that is reasonably likely to have a Material Adverse Effect. Except as discussed in the financial statements, and, as applicable, each of Nationstar Mortgage LLC, the Servicing Subsidiary, and FIF HE is not subject to any contingent liabilities or commitments that, individually or in the aggregate, has or may reasonably likely have a Material Adverse Effect on Nationstar Mortgage LLC, the Servicing Subsidiary or FIF HE.
                         5.1.1.14 Nationstar is in compliance with all applicable Requirements of Law.

                         5.1.1.15 FIF HE has committed to cause the investment of sufficient capital into Nationstar to provide the capacity to enable Nationstar to service Mortgage Loans for Fannie Mae by the end of 2010 with an aggregate outstanding principal balance of at least $50 billion.
               5.1.2 Fannie Mae hereby represents, warrants and covenants to and with Nationstar as of the Effective Date and as of each Servicing Transfer Date:
                         5.1.2.1 Fannie Mae is a corporation duly organized, validly existing and in good standing under the laws of the United States.
                         5.1.2.2 Fannie Mae has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement and any Transaction Ancillary Documents, and to conduct its business as presently conducted. The execution, delivery and performance of this Agreement and any Transaction Ancillary Documents and any agreements contemplated hereby or thereby by Fannie Mae have been duly authorized and Fannie Mae has duly executed and delivered this Agreement and any Transaction Ancillary Documents, and any agreements contemplated hereby and thereby. This Agreement and any Transaction Ancillary Documents, assuming due authorization, execution and delivery by Fannie Mae, constitute legal, valid and binding obligations of Fannie Mae, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium and similar laws affecting creditors’ rights and remedies generally and all requisite organizational action has been taken by Fannie Mae to make this Agreement and any Transaction Ancillary Documents and all agreements contemplated hereby and thereby valid and binding upon Fannie Mae in accordance with their terms.
                         5.1.2.3 This Agreement constitutes the “written agreement” of Fannie Mae and Fannie Mae shall continuously maintain all components of such “written agreement” as an official record of Fannie Mae or of any successor thereto.
                         5.1.2.4 Neither the execution and delivery of this Agreement or any of the Transaction Ancillary Documents by Fannie Mae, nor the consummation of the transactions contemplated hereby or thereby, or the performance of or compliance with the terms and conditions of this Agreement or any of the Transaction Ancillary Documents, will conflict with any of the terms, conditions or provisions of Fannie Mae’s organizational documents, or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which Fannie Mae is a party or which is applicable to Fannie Mae or its assets, or result in the violation of any law, rule, regulation, order, judgment or decree to which Fannie Mae or its properties are subject.
                         5.1.2.5 No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Fannie Mae of, or compliance by Fannie Mae with, this Agreement or any Transaction Ancillary Document or the consummation of the transactions contemplated by this Agreement or any Transaction Ancillary Document, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Effective Date.
     5.2 Affirmative Covenants of Nationstar. Nationstar covenants and agrees with Fannie Mae that Nationstar shall:
               5.2.1 Comply in all material respects with all applicable Requirements of Law and notify Fannie Mae if Nationstar believes that any Servicing Standard (including, without limitation, any provision of the High Touch Servicing Protocols) may violate any Requirement of Law.
               5.2.2 Comply with all provisions, covenants and other promises required to be observed by it under each of the Contractual Obligations to which it is a party, including, without limitation, this Agreement and all Ancillary Documents.
               5.2.3 Not less than forty-five (45) days prior to the end of each fiscal year, submit, or cause the Division to submit, to Fannie Mae the draft business plan of operations for the Division for the upcoming fiscal year, which shall contain a reasonably detailed budget, planning, projection and profitability information, including without limitation, if applicable, the transition of the performance of the Shared Services to the Division, and the transition of the Division to the Servicing Subsidiary (the “Annual Business Plan”) and give due consideration to the comments of Fannie Mae before finalizing such Annual Business Plan.
               5.2.4 Submit, or cause the Division to submit, to Fannie Mae during the course of each fiscal year any proposed material changes to or deviations from the Annual Business Plan and give due consideration to the comments of Fannie Mae before finalizing any such material changes or deviations.
               5.2.5 Submit to Fannie Mae the proposed appointments of any new or replacement member of the Board of Directors or Responsible Officer with management authority over corporate or servicing functions, including without limitation, the three most senior officers of the Division and, with respect to Nationstar only, give due consideration to the comments of Fannie Mae before finalizing any such appointments.
               5.2.6 Make available senior officers to meet with Fannie Mae on a monthly basis to discuss the operations of the Division and the Servicing Subsidiary, including without limitation, the performance of the Mortgage Loans, the conduct of the Servicing and Subservicing, the evaluation of personnel, the effectiveness of the provision of Servicing Functions, the status of the Annual Business Plan, and such other topics of discussion as Fannie Mae may reasonably request.

               5.2.7 Permit Fannie Mae and its authorized representatives during normal business hours, and upon reasonable prior notice to Nationstar, to examine, inspect, make copies of, and make extracts of, and have reasonable access to, any and all personnel, documents, records, agreements, instruments or information relating to the Fannie Mae Rights, and the operations of Nationstar and the Division, and to provide electronic access thereto.
               5.2.8 (i) Preserve and maintain its legal existence and all of its material rights, privileges, and franchises, including without limitation all federal, state, and local permits, registrations, approvals and licenses reasonably required to enable Nationstar to engage in a mortgage origination and mortgage servicing business for Freddie Mac and Fannie Mae; (ii) preserve and maintain the Division as an independent operating unit and use commercially reasonable efforts to follow the Annual Business Plan except for deviations approved by the Advisory Committee; and (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.
               5.2.9 Deliver, each of the following to Fannie Mae:
                         5.2.9.1 as soon as available, but not later than sixty (60) days after the end of each month that is not the end of a fiscal quarter, a copy of the unaudited consolidated balance sheet of each of Nationstar Mortgage LLC and its consolidated Subsidiaries and FIF HE as at the end of such month and the related unaudited consolidated statements of income and cash flows for the period commencing and consolidating on the first day and ending on the last day of such month and the portion of the fiscal year through the end of such month, and certified by a Responsible Officer of Nationstar Mortgage LLC and FIF HE as fairly presenting, in accordance with GAAP, consistently applied, as at the end of, and for such period (subject to (i) in the case of FIF HE, ordinary good faith year-end adjustments and (ii) in the case of Nationstar, ordinary good faith year-end audit adjustments), the financial position and the results of Nationstar Mortgage LLC and its consolidated Subsidiaries and FIF HE. The unaudited consolidated monthly financial statements shall include unaudited consolidating schedules which distinguish the balance sheet and statement of income or operations for Nationstar Mortgage LLC and the Servicing Subsidiary independent of any other entity included in the consolidated statements;
                         5.2.9.2 as soon as available, but not later than sixty (60) calendar days after the fiscal quarter the unaudited consolidated balance sheet of Nationstar Mortgage LLC and its respective consolidated Subsidiaries and FIF HE as at the end of such fiscal quarter and the related consolidated statements of income or operations and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarters of the previous year, and certified by a Responsible Officer as fairly presenting, in all material respects, in accordance with GAAP, consistently applied, as at the end of, and for such period, the financial position and the results of operations of Nationstar Mortgage LLC and its respective consolidated Subsidiaries and FIF HE. The unaudited consolidated quarterly financial statements shall include unaudited consolidating schedules which distinguish the balance sheet and statement of income or operations for Nationstar Mortgage LLC and the Servicing Subsidiary independent of any other entity included in the consolidated statements;
                         5.2.9.3 as soon as available, but not later than ninety-five (95) days (or in the case of FIF HE, one hundred fifty (150) days) after the end of each fiscal year (including fiscal 2009) the audited consolidated balance sheet of Nationstar Mortgage LLC and its respective consolidated Subsidiaries and the unaudited consolidated balance sheet of FIF HE as at the end of such fiscal year and the related consolidated statements of income and cash flows for Nationstar Mortgage LLC and its consolidated Subsidiaries and FIF HE for such fiscal year, in the case of FIF HE, certified by a responsible officer of FIF HE as fairly presenting, in accordance with GAAP, consistently applied, as at the end of, and for such period, the financial position and the results of FIF HE and, in the case of Nationstar, accompanied by the opinion of an independent certified public accountants of recognized national standing, which report shall state that such consolidated financial statements present fairly the financial position for Nationstar Mortgage LLC and its respective consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. The consolidated audited financial statement shall include audited consolidating schedules which distinguish the balance sheet and statement of income or operations for Nationstar Mortgage LLC and the Servicing Subsidiary independent of any other entity included in the consolidated statements. Such opinion in respect of Nationstar Mortgage LLC shall not be qualified or limited because of a restricted or limited examination by the independent auditor of any material portion of Nationstar Mortgage LLC and shall have no “going concern” qualification.
                         5.2.9.4 no later than the tenth (10th) Business Day following the end of each calendar month, such forward-looking financial information about the Division and the Division’s operations as Fannie Mae may reasonably request (i.e., that is capable of being obtained, produced, or generated without undue effort by Nationstar within such period of time) from time to time and in such format as Fannie Mae may reasonably request (the “Monthly Forecasts”).
                         5.2.9.5 promptly such additional information regarding the business, financial, or corporate affairs of Nationstar and FIF HE as Fannie Mae may, from time to time reasonably request and in a format reasonably acceptable to Fannie Mae.
               5.2.10 Except where prohibited by Requirements of Law, promptly furnish to Fannie Mae all notices of all draft and final written audits, examinations, evaluations, reviews and reports of Nationstar’s origination and servicing operations by any Governmental Authority in which there are material adverse findings, including without limitation notices of termination or impairment of approved status, and notices of probation, suspension, or non-renewals.
               5.2.11 Maintain copies of relevant portions of all draft and final written Investor and Insurer audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations in which there are material adverse findings with respect to Nationstar, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from such Investors and Insurers.
               5.2.12 Conduct quality control reviews of Nationstar’s servicing operations in accordance with industry standards and Investor and Insurer requirements. Nationstar shall report to Fannie Mae quality control findings as such reports are produced and upon reasonable request by Fannie Mae with respect to Nationstar. Fannie Mae reserves the right, and in its sole reasonable discretion, to contract with independent contractors at Fannie Mae’s expense to ensure Nationstar’s compliance with quality control guidelines.
               5.2.13 Maintain errors and omissions insurance and fidelity bond coverage in accordance with Servicing Standards, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.
               5.2.14 Deliver to Fannie Mae, on or before April 15th each year beginning April 15, 2010, an Officer’s Certificate signed by a Responsible Officer, stating that (i) a review of the activities of Nationstar during the preceding calendar year and of performance under this Agreement and the Transaction Ancillary Documents has been made under such officer’s supervision, and (ii) Nationstar has complied with the provisions of this Agreement in all material respects, and (iii) to the best of such officer’s knowledge, based on such review, Nationstar has fulfilled all its obligations under this Agreement throughout such year in all material respects, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by Nationstar to cure such default;
               5.2.15 On or before April 15th of each year beginning April 15, 2010, cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a report to Fannie Mae stating that (i) it has obtained a letter of representation regarding certain matters from the management of Nationstar which includes an assertion that Nationstar has complied with either the servicing criteria as set forth in Item 1122 of Regulation AB (17 C.F.R. §§229.1100-229.1123) (“Reg AB”) or certain minimum residential mortgage loan servicing standards identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate.
               5.2.16 Execute and maintain the Servicer Participation Agreement with Fannie Mae, as agent on behalf of the United States Department of Treasury, in order to participate in the Home Affordable Modification Program and otherwise participate in all loss mitigation efforts headed by Fannie Mae on its own behalf (or on behalf of the U.S. Government), with respect to all Mortgage Loans.
               5.2.17 Cause FIF HE to deliver to Fannie Mae and maintain an executed guaranty in the form of Exhibit C hereto.
     5.3 Negative Covenants of Nationstar. Nationstar covenants and agrees with Fannie Mae that, except as otherwise permitted or contemplated by this Agreement or the Ancillary Documents or with the prior written approval of Fannie Mae:
               (a) It will not take any of the following actions:
               5.3.1 Create, incur or permit to exist, any lien, encumbrance or security interest in or on the Fannie Mae Rights, or assign any right to receive income in respect thereof, except in connection with any financing of any Fannie Mae Rights that is made in accordance with (and not in contravention of) the Guide or any financing in which such lien, encumbrance or security interest is in favor of Fannie Mae;
               5.3.2 Settle any Action filed or otherwise instituted against it if such settlement would lead to or result in a material modification to the manner in which the Servicing or Subservicing provided by Nationstar hereunder is conducted or would contain any relief against the Fannie Mae Rights other than monetary damages payable by Nationstar;
               5.3.3 Permit a Change of Control of Nationstar to occur; provided, however, that if following a Change of Control, either of the following conditions are satisfied, such Change of Control shall not be deemed a Change of Control prohibited by this subsection: (i) the Persons acquiring (50%) or more of the outstanding voting stock or ownership interests on a fully diluted basis are all Fannie Mae approved servicers or are entities that otherwise control an approved Fannie Mae servicer or (ii) Nationstar’s financial condition, on a consolidated basis, as a result of such Change of Control is not negatively and materially impacted and, as a result of such acquisition, (x) Nationstar’s (or the entity surviving such transaction) ability to meet its servicing obligations hereunder is not negatively impacted and (y) the quality of Nationstar’s (or the entity surviving such transaction) servicing under this Agreement is consistent with practice prior to such Change of Control.
               5.3.4 Liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) except as called for by this Agreement with respect to the Servicing Subsidiary;

               5.3.5 Enter into any commercial transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate that is not upon fair and reasonable terms no less favorable to the Nationstar than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate and that is reasonably likely to impair Nationstar’s ability to perform its obligations under this Agreement or create a Material Adverse Effect;
               5.3.6 Assume the obligation to provide Servicing or Subservicing to an Investor other than Fannie Mae that is reasonably likely to impair Nationstar’s ability to perform its obligations to perform under this Agreement or create a Material Adverse Effect;
               5.3.7 Except in connection with any financing of any Fannie Mae Rights that is made in accordance with (and not in contravention of) the Guide, or sell, transfer, convey, or assign any Fannie Mae Servicing Right provided that, as a condition to Fannie Mae’s approval of any such sale, transfer, conveyance, or assignment, Nationstar must use the proceeds of such sale, transfer or assigned according to the priority set forth in Section 16.13; or
               5.3.8 Appoint any subservicers with respect to any Fannie Mae Rights, provided that, in the event that Nationstar retains a subservicer to subservice the Mortgage Loans on its behalf with Fannie Mae’s prior approval, Nationstar agrees to include provisions in its subservicing agreement with subservicer that require subservicer to provide the Loan Performance Advisor with the Servicing information and data set forth in Section 4, above, on the same terms as set forth herein.
               5.3.9 Perform any direct borrower contact under this Agreement with personnel outside of the United States.
(b) It will not take any of the following actions if and to the extent that any such action would, or would reasonably be expected to, directly or indirectly materially impair or materially adversely affect (i) Fannie Mae’s right, title, or interest in and to, or the value of, the Fannie Mae Rights or (ii) the ability of Nationstar to meet its servicing obligations hereunder:
               5.3.10 Enter into any Servicing Agreement that involves Mortgage Loans with aggregate outstanding principal balances at any time in excess of $10 million that constitute “high-cost loan” or “covered loan” under either the Home Ownership Equity Protection Act or a similar state or local anti-predatory lending Law;
               5.3.11 Permit any payment of Indebtedness of Nationstar in excess of $500,000, individually or in the aggregate, (i) not to be paid when due or within any applicable cure period set forth in any agreement or instrument relating to such indebtedness or (ii) to be declared due and payable, before its normal or agreed maturity by reason of default (however described);

               5.3.12 Acquire all or substantially all of the assets or capital stock of, or otherwise acquire, any Person; provided, however, that, except as otherwise provided in this Agreement, this Section shall not prohibit Nationstar Mortgage LLC from acquiring whole loans, non-recourse servicing or other financial assets from third parties;
               5.3.13 Except as otherwise may be mandated by GAAP, (a) change any of the accounting principles or practices used by Nationstar or (b) change the independent auditors of Nationstar;
               5.3.14 Engage in any line or lines of business activity other than the origination, purchase, sale, and servicing of residential loans secured by 1-4 unit properties, consumer loans and unsecured loans;
               5.3.15 Be liable for or create, assume, incur, guarantee, or in any way be liable, contingently or otherwise, in respect of any Indebtedness or lease obligations, in each case of any third party (and for the avoidance of doubt not of an Affiliate) in excess of $500,000;
               5.3.16 Amend, modify or waive any organizational document of Nationstar or any other agreement or document to which Nationstar is a party containing covenants or other restrictive provisions relating to the separateness of Nationstar as an entity; or
               5.3.17 Enter into any joint venture, joint operating or similar arrangement.
     5.4 Notice of Certain Occurrences. Nationstar covenants and agrees with Fannie Mae that Nationstar shall notify Fannie Mae of:
               5.4.1 As soon as reasonably practicable, but in any event within five (5) Business Days after Nationstar’s Knowledge of, any Default;
               5.4.2 As soon as reasonably practicable, but in any event within seven (7) Business Days after Nationstar’s Knowledge thereof, any legal proceeding or other Action instituted or threatened by or against Nationstar or any of its Subsidiaries in any federal or state court or before or by any commission, regulatory body or Governmental Authority, including, without limitations, the filing of putative class action law suits and threats by state mortgage banking licensing authorities to terminate or impair Nationstar’s licenses or registrations to perform Servicing or Subservicing, in each case that could reasonable be expected to directly or indirectly materially impair or materially adversely affect either (i) Fannie Mae’s right, title, or interest in and to, or the value of, the Fannie Mae Rights or (ii) the ability of Nationstar to meet its obligations hereunder;

               5.4.3 Within five (5) Business Days of Nationstar becoming aware of any Material Adverse Effect or any event or change in circumstances, which should reasonably be expected to have a Material Adverse Effect or cause an Unmatured Event of Default;
               5.4.4 After entry into a binding letter of intent or definitive documentation related thereto, any proposed Change of Control (without giving effect to the proviso to such definition) of Nationstar;
               5.4.5 As soon as reasonably practicable after any change in the following positions of Nationstar or the responsibilities of the Persons holding such positions on the date hereof, or the disability continuing for more than thirty (30) days, or death, of any of the Persons occupying the following positions on the date hereof: any member of the Board of Directors or any Responsible Officer with management authority over corporate or servicing functions;
               5.4.6 As soon as reasonably practicable after any sale of non-Fannie Mae Servicing Rights by Nationstar in excess of $5,000,000,000;
               5.4.7 Written notice from any Investor regarding an adverse fact or circumstance in respect of Nationstar which adverse fact or circumstance entitles such Investor to terminate a Servicing Agreement with Nationstar with cause pursuant to the applicable Servicing Agreement, provided that, for Investors other than Freddie Mac, Ginnie Mae, any Federal Home Loan Bank, VA or any other Governmental Authority, the aggregate outstanding principal balance of the loans covered by such Servicing Agreement exceeds $25 million;
               5.4.8 Any agreement or non-appealable order to repurchase from an Investor or Insurer, or indemnify an Investor or Insurer with respect to, one or more Serviced Loans with an aggregate outstanding principal balance in excess of $5,000,000 and the reason for such repurchase or indemnification, as documented on a monthly report; and
               5.4.9 Such other information, documents, records or reports with respect to the Fannie Mae Rights or the conditions or operations, financial or otherwise, of Nationstar as Fannie Mae may from time to time reasonably request.
6. Confidential Information. Nationstar and Fannie Mae agree that information concerning the other party’s business (including that of all corporate affiliates and subcontractors) governed by the terms of that certain Mutual Non-Disclosure Agreement dated as of March 13, 2009 (the “NDA”). The NDA is incorporated herein by this reference and will survive any termination or expiration of this Agreement. The Servicing Subsidiary and Fannie Mae will enter into a new NDA in accordance with Section 1.4.1, which also will survive any termination or expiration of this Agreement.
7. Consumer Personal Information. Nationstar (i) shall comply with all applicable laws and regulations regarding the privacy or security of Consumer Personal Information; (ii) shall not collect, create, use, store, access, disclose or otherwise handle Consumer

Personal Information in any manner inconsistent with any applicable laws or regulations regarding the privacy or security of Consumer Personal Information; (iii) shall not disclose Consumer Personal Information to any affiliated or non-affiliated third party except to enforce or preserve its rights, as otherwise permitted or required by applicable law (or by regulatory authorities having jurisdiction in the premises) or, in the case of Nationstar, at the specific written direction of the Fannie Mae; (iv) shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Consumer Personal Information; and (v) shall promptly notify Fannie Mae in writing upon becoming aware of any actual breach and of any suspected breach of this section. Nationstar and Fannie Mae acknowledge and agree that Consumer Personal Information provided by either party to the other is Proprietary Information of the providing party.
8. Information Security Standards and Reviews. Nationstar shall, with respect to all systems, applications, networks, or sites, used by Nationstar in accessing, processing, or storing Proprietary Information, comply with Fannie Mae’s and Nationstar’s Information Security Standards. Fannie Mae and Nationstar shall disclose its Information Security Standards to each other. Fannie Mae may perform reasonable information security reviews on any systems, applications, networks, or sites, used by Nationstar in accessing, processing, or storing Proprietary Information (“Reviews”). The Reviews shall include, but not be limited to, physical inspection, external scan, internal scan, code review, process reviews, and reviews of system configurations. The Reviews shall be conducted in Fannie Mae’s discretion, by Fannie Mae or its designee (who will be a nationally known security firm), and at Fannie Mae’s expense. Nationstar hereby grants permission to Fannie Mae or its designee to perform one Review each calendar year. Should any Review result in the discovery of material security risks to the systems, applications, networks, or sites, used by Nationstar in accessing, processing, or storing Proprietary Information, Fannie Mae shall immediately notify Nationstar of such risks, and Nationstar shall respond to Fannie Mae in writing within five (5) Business Days with Nationstar’s plan to take reasonable measures to promptly correct, repair, or modify the applicable system, application, network, or site to effectively eliminate the risk.
9. Electronic Incident Reporting. For purposes hereof, “Electronic Incident” shall mean any unauthorized action by a known or unknown person which, if successfully completed, should reasonably be considered one of the following: an attack, penetration, denial of service, disclosure of Proprietary Information, misuse of system access, unauthorized access or intrusion (hacking), virus intrusion, scan of Fannie Mae or Nationstar’s systems or networks, or any other activity that could adversely affect Proprietary Information. For purposes hereof, “Nationstar’s systems and networks” shall include the systems, networks, technology, content or web sites of third-party vendors used by Nationstar hereunder. Nationstar shall report to Fannie Mae all known or suspected Electronic Incidents. If an Electronic Incident occurs, Nationstar shall promptly notify Fannie Mae’s Incident Management Center and provide the following information: nature and impact of the Electronic Incident; actions already taken by Nationstar and Nationstar’s assessment of immediate risk; and corrective measures to be taken, evaluation of alternatives, and next steps. Nationstar shall continue providing appropriate status reports to Fannie Mae regarding the resolution of the Electronic

Incident and prevention of future such Electronic Incidents. Fannie Mae and Nationstar may require that Nationstar’s accessing, processing, or storing of Consumer Personal Information be suspended, or connectivity with be terminated, or other appropriate action be taken, pending such resolution.
10. Use of Name. No Party shall advertise, market or otherwise make known to others any information relating to the subject matter of this Agreement, including mentioning or implying the name of the other Party, without the prior written approval of the other Party.
11. Business Continuity. Nationstar shall provide business continuity, disaster recovery, and backup capabilities and facilities, through which Nationstar will be able to perform its obligations hereunder with minimal disruptions or delays. Upon request, Nationstar shall provide to Fannie Mae copies of its written business continuity, disaster recovery, and backup plan(s). Nationstar will have, at a minimum, a secured backup site containing all hardware, software, communications equipment, and current copies of data and files necessary to perform Nationstar’s obligations hereunder. Transfer to the backup site shall occur within 24 hour(s) after system failure or other event that prevents Nationstar from operating as usual at its primary site. Nationstar shall test said plan(s) at intervals not to exceed one (1) year, and shall, at Fannie Mae’s request, provide Fannie Mae the results of said testing. Nationstar shall permit Fannie Mae to participate annually in the testing of Nationstar’s business continuity, disaster recovery, and backup plan(s). Fannie Mae may require Nationstar, at no cost to Fannie Mae, to participate annually in the testing of Fannie Mae’s own business continuity, disaster recovery, and backup plan(s), insofar as they are applicable to Nationstar.
12. Staff and Facilities. Nationstar will provide and supervise such well-trained and qualified personnel as are reasonably necessary to carry out Nationstar’s obligations under this Agreement.
13. Customer Complaints.
     13.1 Provision of Complaints. On a monthly basis, Nationstar shall provide Fannie Mae with a summary of all Executive Complaints related to Mortgage Loans, including a summary of the issue and resolution along with date received and resolved. Upon request by Fannie Mae, Nationstar shall provide Fannie Mae with a scanned copy of any such Executive Complaints.
     13.2 Tracking Complaints. Nationstar shall track Executive Complaints in a database. At Fannie Mae’s request, Nationstar will provide Fannie Mae with a database report of such Executive Complaints containing such data as Fannie Mae may reasonably request. Nationstar shall maintain an internal procedure to ensure that written complaints received by Nationstar are properly delivered to its legal department and/or Office of the President (or such other departments or offices of Nationstar that are designated to fill the roles thereof with respect to complaints in the future), as applicable, and provide Fannie Mae with evidence thereof upon request.

14. Events Of Default
     14.1 Events of Default. The following events shall be “Events of Default”:
               14.1.1 Any representation or warranty made by Nationstar (or any of Nationstar’s officers), including, without limitation, any representation or warranty made by the Servicing Subsidiary upon its assumption of this Agreement, under or pursuant to the terms of this Agreement, or any other Ancillary Document or any information, certificate, or report delivered pursuant hereto, shall prove to have been false or incorrect in any material respect when made, and, if capable of being cured, such breach is not remedied within thirty (30) days after the earlier of (i) actual Knowledge of Nationstar thereof or (ii) written notice of such default from Fannie Mae;
               14.1.2 Nationstar shall fail to perform or observe in any material respect any term, covenant or agreement contained in this Agreement or in any other Ancillary Document on its part to be performed or observed, or Nationstar commits multiple breaches of this Agreement, none of which is necessarily a material breach, but which have had an aggregate or cumulative effect comparable to that of a material breach, and any such failure shall remain unremedied for five (5) days in the event of monetary breaches, including, without limitation, the failure to credit payments to, or remit funds from, the applicable Custodial Accounts and twenty (20) days in all other cases where the breach by its nature is susceptible of cure after the earlier of (i) actual Knowledge by Nationstar or (ii) written notice of such default from Fannie Mae, in the case of a term, covenant or agreement contained in this Agreement, or beyond the applicable cure period, if any, specified in the relevant Ancillary Document in the case of a term, covenant or agreement contained in any other Ancillary Document; provided, however, that if the default cannot by its nature be cured within the applicable time period or cannot after diligent attempts by Nationstar be cured within such applicable time period, and such default is likely to be cured within a reasonable time, then Nationstar shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default; provided, further, that, notwithstanding the foregoing, Fannie Mae may elect to shorten or eliminate the applicable initial or extension cure period to avoid any material prejudice to its interests, including, without limitation, where the material failure to comply with this Agreement causes or results in the breach of the security of the Servicing or Subservicing that results in the unauthorized use or disclosure of Consumer Personal Information if Fannie Mae reasonably determines that such act materially and adversely affects the reputation or interests of Fannie Mae;
               14.1.3 An Event of Bankruptcy shall have occurred with respect to Nationstar;
               14.1.4 The failure of Nationstar to be an approved servicer under the guidelines of Fannie Mae or Nationstar is terminated for cause by Fannie Mae as servicer with respect to any Fannie Mae Servicing Rights;

               14.1.5 The occurrence of a Material Adverse Effect;
               14.1.6 Any other action, event or condition of any nature which is reasonably likely to lead to or result in a material default under an Indebtedness of Nationstar or which, with or without notice or lapse of time or both, would constitute a default under any other agreement, instrument or indenture to which Nationstar or any of their Subsidiaries is a party or to which Nationstar or any of their Subsidiaries or any of its or their properties or assets may be subject that could reasonably be expected to cause a default under an Indebtedness of Nationstar; and
               14.1.7 Nationstar shall receive notice of breach, default or non-compliance by an Investor (other than Fannie Mae) with respect to a material portion of its Servicing Rights, which entitles an Investor to terminate the related Servicing Agreement, which notice has not been rescinded or otherwise nullified within three (3) Business Days.
15. Indemnifications.
     15.1 Servicer Indemnification. Nationstar shall indemnify, defend and hold Fannie Mae, its Affiliates and their respective officers, directors and employees (collectively, the “Fannie Mae Indemnified Parties”) harmless from any liability, claim, loss or damage (including, without limitation, any reasonable legal fees, judgments or expenses relating to such liability, claim, loss or damage) to Fannie Mae Indemnified Parties arising out of, in connection with, or resulting from Nationstar’s failure to observe and perform any or all of Nationstar’s duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or in any Transaction Ancillary Document.
     15.2 Fannie Mae Indemnification. Fannie Mae shall indemnify, defend and hold Nationstar, its Affiliates and their respective officers, directors and employees (collectively, the “Nationstar Indemnified Parties”) harmless from any liability, claim, loss or damage (including without limitation, any reasonable legal fees, judgments or expenses relating to such liability, claim, loss or damage) to Nationstar Indemnified Parties arising out of, in connection with, or resulting from Fannie Mae’s failure to observe and perform or a breach of any or all of Fannie Mae’s duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or in any Transaction Ancillary Document.
     15.3 Control of Defense. An indemnifying party shall conduct the defense in a third-party action arising as described herein with counsel reasonably acceptable to the indemnified party, who shall cooperate with such defense.
16. Term and Termination.
     16.1 Term. This Agreement shall continue in full force and effect until the third anniversary of the Effective Date, unless terminated earlier as provided in this Agreement. This Agreement shall automatically renew for three additional one (1) year terms unless Fannie Mae notifies Nationstar at least nine (9) months prior to the expiration of the initial term or an extension term of Fannie Mae’s election not to renew this Agreement. Notwithstanding the foregoing, or any pending termination of this Agreement with or without cause or for a Regulatory Event, if Fannie Mae exercises its “call” right under Section 1.5, this Agreement automatically shall be extended until the closing of the acquisition by Fannie Mae or its Designee.
     16.2 Automatic Termination. This Agreement shall automatically terminate upon termination of the MSSC or the closing of the acquisition by Fannie Mae or its Designee if Fannie Mae exercises its “call” right under Section 1.5.
     16.3 Termination of Agreement by Fannie Mae With Cause. Fannie Mae may terminate this Agreement and the Ancillary Documents, including the MSSC, the Subservicing Agreements, the Supplemental Servicing Agreements, and other Contracts with respect to all or any portion of the Fannie Mae Rights, with cause and without payment of a termination fee at any time upon the occurrence of an Event of Default.
     16.4 Termination of Agreement by Fannie Mae Without Cause.
               16.4.1 Fannie Mae may terminate this Agreement at any time, without cause, upon ninety (90) days’ prior notice to Nationstar. If Fannie Mae terminates this Agreement pursuant to this Section 16.4, Fannie Mae shall pay Nationstar an Expense Recapture Amount in respect of such termination.
               16.4.2 Unless otherwise provided in the applicable Transaction Ancillary Document with respect to Fannie Mae Servicing Rights, Fannie Mae shall not terminate any Transaction Ancillary Documents, or terminate or purchase any Fannie Mae Servicing Rights under any Transaction Ancillary Document, under this Section 16.4, with respect to any Fannie Mae Servicing Rights, prior to thirty (30) months after the date on which $15 billion or more of Fannie Mae Servicing Rights (excluding the Excluded Assets) have been transferred to Nationstar by Fannie Mae. In the event of any termination of any such Transaction Ancillary Document with respect to any Fannie Mae Servicing Rights, or termination or purchase of any Fannie Mae Servicing Rights, pursuant to this Section 16.4 (or related to a termination of this Agreement pursuant to this Section 16.4), the termination fee and/or repurchase price shall be determined in accordance with the terms of such Transaction Ancillary Document, which may provide for the payment by Fannie Mae of a Wind Down Fee, and shall not necessarily be affected by the termination of this Agreement. In the absence of terms in the Transaction Ancillary Document regarding termination fee or a Wind Down Fee, Fannie Mae shall pay Nationstar a termination fee calculated in accordance with Part I, Section 201.08 of the Fannie Mae Servicing Guide as in effect on the Effective Date.
               16.4.3 Any payment by Fannie Mae to Nationstar pursuant to this Section 16.4 shall be paid in accordance with the payment application provisions of Section 16.13 hereof.

     16.5 Termination of Agreement for Regulatory Event.
               16.5.1 Either Party may terminate this Agreement upon sixty (60) prior days’ notice to the other Party if a Regulatory Event occurs and is continuing with respect to Fannie Mae or Nationstar, as applicable. If Fannie Mae terminates this Agreement pursuant to this Section 16.5, Fannie Mae shall pay Nationstar an Expense Recapture Amount in respect of such termination.
               16.5.2 In the event of any termination of any Transaction Ancillary Document with respect to any Fannie Mae Servicing Rights, or termination or purchase of any Fannie Mae Servicing Rights, pursuant to this Section 16.5 (or related to a termination of this Agreement pursuant to this Section 16.5), the termination fee and/or repurchase price shall be determined in accordance with the terms of such Transaction Ancillary Document, which may provide for the payment by Fannie Mae of a Wind Down Fee, and shall not necessarily be affected by the termination of this Agreement. In the absence of terms in the Transaction Ancillary Document regarding termination fee or a Wind Down Fee, Fannie Mae shall pay Nationstar a termination fee calculated in accordance with Part I, Section 201.08 of the Fannie Mae Servicing Guide as in effect on the Effective Date.
               16.5.3 Any payment by Fannie Mae to Nationstar pursuant to this Section 16.5 shall be paid in accordance with the payment application provisions of Section 16.13 hereof.
     16.6 Termination and Purchase of Fannie Mae Servicing Rights. Separate and apart from Fannie Mae’s right to exercise its “call” pursuant to Section 1.5 hereof, at any time thirty (30) months after the date on which $15 billion or more of Fannie Mae Servicing Rights (excluding the Excluded Assets) have been transferred to Nationstar by Fannie Mae, Fannie Mae may elect to purchase all or any portion of the Fannie Mae Servicing Rights for an amount equal to (a) the termination fee and/or repurchase price under Part I, Section 201.08 of the Fannie Mae Servicing Guide as in effect on the Effective Date; (b) less any recapture of purchase subsidy amounts as set forth in paragraph 16.13, below; and (c) plus, if the purchase does not provide for Nationstar to provide Subservicing for such purchased Fannie Mae Servicing Rights, the Expense Recapture Amount pro rated for the portion of the total Fannie Mae Servicing Rights purchased by Fannie Mae. Except as otherwise provided in this Agreement, any termination of any Transaction Ancillary Document shall be governed by terms of such Transaction Ancillary Document, which may provide for the payment by Fannie Mae of a Wind Down Fee, and shall not be affected by the termination of this Agreement.
     16.7 Termination of Agreement by Nationstar. Nationstar may terminate this Agreement if Fannie Mae breaches its representations, warranties or covenants in this Agreement in any material respect and such breaches are not cured within ninety (90) days after Nationstar’s notice thereof provided that any termination of any Transactional Ancillary Document shall be governed by terms of such Transactional Ancillary Document and shall not be affected by the termination of this Agreement. If Nationstar terminates this Agreement pursuant to this Section 16.7, Fannie Mae shall pay Nationstar an Expense Recapture Amount in respect of such termination.
     16.8 Termination of Subservicing Agreements. Termination of any Subservicing Agreement and the right to Subservice the related Fannie Mae Subservicing Appointments is governed by the applicable Subservicing Agreement.
     16.9 Termination of Servicing of REO Properties. Without terminating this Agreement or any Subservicing Agreement, Fannie Mae at any time may transfer the Servicing or Subservicing of all or any REO Properties then serviced or subserviced by Nationstar in which case no termination fee shall be payable by Fannie Mae.
     16.10 Impact on MSSC. In the event that this Agreement is terminated, the MSSC, as amended by this Agreement with respect to the relative rights and obligations of Fannie Mae and Nationstar pertaining to any Fannie Mae Rights, shall remain in full force and effect unless specifically terminated with respect to all or any portion of the Fannie Mae Rights.
     16.11 Survival. Termination of this Agreement shall not relieve Nationstar Mortgage, LLC, Nationstar or Fannie Mae of any liability it may have under this Agreement pertaining to the period prior to such termination, including without limitation any indemnification obligation. Notwithstanding the foregoing, Nationstar and Fannie Mae hereby agree that the provisions of Sections 2.2, 2.3, 6, 15, 16, 20, and 23 shall survive the termination or expiration of this Agreement. If any Subservicing Agreement is not terminated in whole, then the provisions of this Agreement that apply to the Servicing or Subservicing of Mortgage Loans shall survive with respect to the MSSC or the Subservicing Agreement, notwithstanding the termination of this Agreement.
     16.12 Disengagement Assistance. Regardless of the basis for termination or expiration of this Agreement (in whole or in part) or the Party invoking the termination, commencing six months prior to the expiration of the Agreement or commencing upon a notice of the termination or of non-renewal of the Agreement, and continuing through the effective date of expiration or, if applicable, termination of the Agreement, Nationstar will in all cases provide reasonable disengagement assistance to facilitate the transfer of the Servicing or Subservicing to another entity. Fannie Mae shall pay Nationstar any reasonable costs and expenses incurred by Nationstar in connection with such disengagement assistance. Nationstar will use commercially reasonable efforts to minimize Fannie Mae’s costs and management time resulting from the cessation of the terminated services and to minimize the implementation time for the transfer of the terminated Servicing or Subservicing to Fannie Mae and/or its successor servicer(s) or servicer(s). If this Agreement or any services are being terminated by Nationstar pursuant to Section 16.7, then Fannie Mae will be required to pay Nationstar’s reasonable costs and expenses for disengagement assistance monthly in advance.
     16.13 Recapture of MSR Subsidy. In the event Fannie Mae subsidizes (the “Subsidy”) Nationstar’s acquisition of Fannie Mae Rights from a Prior Servicer, Nationstar must seek approval from Fannie Mae prior to executing a subsequent sale of such Fannie Mae Servicing Rights to any third party. In the event Nationstar sells the subsidized Fannie Mae Rights, Fannie Mae shall be entitled to recapture the subsidy paid to the Prior Servicer according to the following priority:
               (a) Fannie Mae, as lender, shall be paid first from the proceeds of any sale of the Fannie Mae Rights, in an amount necessary to satisfy any outstanding loans made by Fannie Mae to Nationstar to finance the purchase of Fannie Mae Rights or the making of servicing advances pursuant to any outstanding Contracts;
               (b) Fannie Mae and Nationstar shall be paid second from the proceeds of any sale of Fannie Mae Rights, in an amount pro rata based on the economic value provided by each Party to acquire such Fannie Mae Rights (excluding, for example, the amount paid by Nationstar based on any subsidy provided by Fannie Mae in connection therewith) until the subsidy has been repaid in full to Fannie Mae. The foregoing allocations shall be calculated using the aggregate unpaid principal balance of the Mortgage Loans (i) for which the related Fannie Mae Rights are being sold or otherwise transferred, and (ii) as of the applicable sale date set forth in the applicable Fannie Mae Rights purchase agreement or transfer documentation;
               (c) Nationstar shall be paid any remaining proceeds of any sale of Fannie Mae Rights.
     For the avoidance of doubt, the following example is intended to illustrate the application of the formula set forth in this Section 16.13: assume a transaction in which Fannie Mae Servicing Rights subject to this Agreement are purchased for ninety (90) basis points (0.90%), with Nationstar paying thirty (30) basis points (0.30%) (of which twenty five (25) basis points (0.25%) are financed by Fannie Mae) and Fannie Mae subsidized sixty (60) basis points (0.60%) of the purchase price. Then, at a later date such Fannie Mae Servicing Rights are sold for seventy (70) basis points (0.70%). The money paid by the buyer of the Fannie Mae Servicing Rights would first go to pay off the balance on the financing obligation, with the remainder being divided between Nationstar and Fannie Mae on a ratio of 1/3rd and 2/3rds, respectively.
17. Access to Records. Upon written request by Fannie Mae, Nationstar shall deliver all, or a portion of, the Mortgage Loan records and documents to Fannie Mae or its designee in the manner provided in the MSSC and the Guides.
18. Waivers.The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

19. Entire Agreement; Amendment. The NDA, the MSSC and other Contracts, the Ancillary Documents and this Agreement, including all documents and exhibits incorporated by reference therein and herein, constitute the entire agreement between the parties with respect to Servicing and Subservicing of the Mortgage Loans for Fannie Mae. This Agreement may be amended and any provision hereof waived, but, only, in the case of a waiver, in writing signed by the party against whom such enforcement is sought or, in the case of an amendment, in a writing signed by Nationstar and Fannie Mae.
20. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.
21. Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the Parties. The duties and responsibilities of Nationstar shall be rendered by it as an independent contractor and not as an agent of the Fannie Mae.
22. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and be restated to reflect as nearly as possible the original intentions of the Parties and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
23. Waiver of Trial by Jury. NATIONSTAR AND FANNIE MAE EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
24. Assignability. Except as otherwise set forth herein, neither Nationstar nor Fannie Mae shall sell, transfer, convey, assign or pledge this Agreement or any of their respective rights under this Agreement, the NDA, the Ancillary Documents, the MSSC and other Contracts (including the Subservicing Agreements) without the prior express written approval of the other Party, which approval may be granted in the sole and absolute discretion of the other Party.

25. Signatures/Counterparts. This Agreement may be executed by each Party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopy, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such Party. Each Party may deliver a copy of this Agreement, fully executed as provided herein, to Fannie Mae by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement, superseding any prior form of the Agreement that differs therefrom in any respect.
26. Notices. Any notices or requests required under this Agreement shall be sent via U.S. Postal Service or reliable overnight delivery service, to Fannie Mae and Nationstar at the addresses set forth below:

Fannie Mae:	3900 Wisconsin Avenue, NW
Washington, DC 20016
Attention: David Hisey
Deputy Chief Financial Officer

With copies to

3900 Wisconsin Avenue, NW
Washington, DC 20016
Attention: Tim Mayopoulos, Esq.
General Counsel

And

National Servicing Organization
14221 Dallas Parkway
Suite 1000
Dallas, Texas 75254
Attention: Leslie Peeler
Vice President — Servicer Management

Nationstar:	Nationstar Mortgage LLC
350 Highland Drive
Lewisville, TX 75067
Attn: Anne Sutherland,
General Counsel

With copies to:

Nationstar Mortgage LLC
350 Highland Drive
Lewisville, TX 75067
Attn: Anthony H. Barone
President and Chief Executive Officer

Nationstar Mortgage LLC
350 Highland Drive
Lewisville, TX 75067
Attn: Jay Bray
Chief Financial Officer
27. Informal Dispute Resolution. Prior to the initiation of formal dispute resolution procedures, the Parties will first attempt to resolve their dispute informally in accordance with the escalation procedures set out in the following protocols:
     27.1 Relationship Executives. A dispute under this Agreement initially will be referred in writing to Nationstar’s relationship manager pursuant to Section 1.6 hereof and his or her primary contact at Fannie Mae (the “Relationship Executives”)
     27.2 Advisory Committee. If the Relationship Executives are unable to resolve the dispute within 15 days of their receipt of the written referral to the Relationship Executives, the dispute will be referred in writing to the Advisory Committee.
     27.3 Lead Executives. If the Advisory Committee is unable to resolve the dispute within 30 days of its receipt of the written referral to the Advisory Committee:
               27.3.1 the dispute will be referred in writing to a senior representative of each Party who does not devote substantially all of his time to performance under the Agreement (together the “Lead Executives”).
               27.3.2 Within seven days after receipt of a written referral of a dispute from the Advisory Committee, the Lead Executives will meet promptly to discuss the dispute and attempt to resolve it without the necessity of any formal proceeding. They will meet as often as they deem necessary in order that each Party may be fully advised of the other’s position. During the course of discussion, all reasonable requests made by one Party to the other for non-privileged information reasonably related to the matters in dispute will be honored promptly.
               27.3.3 All discussions and negotiations (and information exchanged) by the Parties pursuant to this Section 27.3 will be Confidential Information and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence; provided however, that this provision will not be construed to exclude the discoverability or admissibility of evidence otherwise discoverable or admissible under applicable laws or rules of evidence merely because it was presented in the course of such compromise negotiations.

               27.3.4 The specific format for the discussions will be left to the discretion of the Lead Executives.
               27.3.5 If the dispute has not been resolved within 60 days after its initial referral to the Relationship Executives, either Party may initiate formal proceedings for the resolution of the dispute.
28. Conflict with Fannie Mae Guides. In the event of any conflict or inconsistency between this Agreement and the Fannie Mae Guides, the terms of this Agreement shall control.
29. Definitions. All terms in this Agreement shall have the same meaning as used in the MSSC and Fannie Mae Guides unless otherwise specified in this definitional section of the Agreement or in the body hereof.
          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service loans of the same product type, loan features and terms, payment status, and borrower characteristics, as the Mortgage Loans in the jurisdiction where the Mortgaged Property is located.
          Action: Any claim, action, suit, arbitration, inquiry, proceeding or investigation in a civil action or by or before any Governmental Authority.
          Affiliate: With respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
          Agreement: This Strategic Relationship Agreement and all amendments hereof, Exhibits and supplements hereto.
          Ancillary Documents: The Contracts, the Fannie Mae Guides and all notices, certificates, and other documents to be executed and delivered by Nationstar in connection with the transactions contemplated by this Agreement.
          Annual Business Plan: The annual business plan provided for in Section 5.2.3 hereof.
          Baseline Servicing Functions: All collection activities relating to the Servicing and Subservicing functions, including communicating with Mortgagors to collect payments and avoid and cure delinquencies and defaults; maintaining low delinquency rates; engaging in loss mitigation activities; and providing reports to Governmental Authorities and Investors.
          Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which the main offices of Fannie Mae in the District of Columbia are scheduled to be closed or (iii) a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to be closed.
          Capital Basis: Any and all incremental or additional, reasonable costs and expenses incurred or to be incurred by Nationstar pursuant to binding obligations in connection with or as a result of the establishment and/or winding down of the Division or the Servicing Subsidiary, including: severance costs, lease obligations, capital expenditures made or committed to be made, costs of providing employee benefits or other Corporate Services, fees and expenses of counsel, permitting and licensing costs; provided, however, that the portion, if any, of such costs and expenses that are not reasonably allocable to the Division or the Servicing Subsidiary shall not be included in the definition of “Capital Basis,” but not including any such costs or expenses that have already been paid to Nationstar hereunder, including pursuant to Section 1.4.5.
          Change of Control: means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock or ownership interests of an entity at any time if after giving effect to such acquisition such Person or Persons owns the lesser of (i) fifty percent (50%) or more of such outstanding voting stock or ownership interests on a fully diluted basis or (ii) such amount of outstanding voting stock or ownership interest to provide such Person or Persons with effective control.
          Consumer Personal Information: Any information, including, but not limited to, all personal information, about a Mortgagor that is disclosed to either Nationstar or Fannie Mae by or on behalf of a Mortgagor.
          Contracts: Any Contractual Obligation between Nationstar and Fannie Mae, including, without limitation, the MSSC, that certain Nationstar Supplemental Servicing Agreement dated as of November 14, 2008, Nationstar Supplemental Servicing Agreement dated as of September 30, 2009, Senior Secured Credit Agreement dated as of October 1, 2009, Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum dated as of September 30, 2009, any Supplemental Servicing Agreements, and the Subservicing Agreements.
          Contractual Obligation: With respect to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including, without limitation, this Agreement, the Ancillary Documents and Servicing Agreements with other Investors.

          Corporate Services: Corporate Services shall consist of general corporate and administrative services necessary for the operation of Nationstar, the Division and the Subsidiary. Such general corporate and administrative shared services shall consist of:
          (i) Human Resources: including recruiting, retention, payroll, compensation, training, employee development, and HR compliance.
          (ii) Employee Benefits: including 401k administration, medical and other insurance inquiries.
          (iii) Accounting: including budgeting, servicing and loan valuations, accounts receivables, accounts payable.
          (iv) Legal and Compliance Services: including litigation management, regulatory, finance transactions, vendor agreements, document review and other general support functions, state exams, state reporting, licensing, fee engine administration, and broker and closing agent approvals.
          (v) Real Estate and Facilities Services: including maintenance and management services, security, janitorial, HVAC, cafeteria, vending, mail and loading docks.
          (vi) Information Technology Services: including computer, software, telecommunications, photocopy and fax equipment, maintenance and services, and support products and services, data entry not principally used in performance of Servicing or Subservicing.
          (vii) Telecommunications Technology: including a PBX/Switch, IVR, Call Recording, & Predictive Dialer technology along with appropriate network circuitry.
          (viii) Finance: including profit planning and analysis, budget preparation, staffing models, cost accounting, revenue analysis and expense analysis, HAMP/Treasury reporting.
          (ix) Corporate Insurance: including D&O, E&O, Fidelity, Fiduciary, General Liability, Umbrella, Auto and Property insurance coverage’s and Surety Bonds.
          (x) Treasury: including advance funding, debt facility management, cash management, investor reporting wire activity, bank account management, and advance recovery wire activity.
          Custodial Accounts: Those accounts used for depositing and/or disbursing all principal, interest, tax, and insurance payments and other custodial and escrow funds related to the Mortgage Loans, including any separate escrow disbursement accounts.
          Dedicated Employee: An employee of Nationstar who Nationstar anticipates will spend all of his working hours dedicated to the activities of the Division;

provided, however, that such employee may have other obligations and perform other services during such working hours for Nationstar (in addition to those obligations and services for the Division) when it is economically and administratively reasonable to do so based on, among other factors, the volume of Fannie Mae Rights being administered by the Division.
          Default: An Event of Default or an Unmatured Event of Default.
          Depository Accounts: The accounts used for depositing and clearing all amounts received with respect to the Mortgage Loans, including, without limitation, Mortgagor payments, wire transfers, ACH or other electronic transfers, and claim payments, and for processing “NSF” checks.
          Division: Has the meaning specified in Section 1.3.
          Effective Date: The meaning set forth in the introductory paragraph of this Agreement.
          Event of Bankruptcy: Shall be deemed to have occurred with respect to a Person if either:
          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect;
          (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due; or
          (c) the board of directors, trustee or other similar governing body of such Person (if such Person is a corporation, business trust, or similar entity) shall vote to implement any of the actions set forth in clause (b) above.
          Event of Default: The meaning set forth in Section 14.

          Excluded Assets: Means (i) the Fannie Mae Rights transferred to Nationstar on or before September 30, 2009, including the Fannie Mae Rights formerly serviced by Flagstar Capital Markets Corporation; (ii) any servicing rights (other than Fannie Mae Rights) held by Nationstar, including those resulting from new originations; (iii) any other assets, properties, employees, rights, contracts or licenses not primarily related to the Servicing or Subservicing of the Fannie Mae Rights (other than Fannie Mae Rights that are otherwise within this definition of Excluded Assets), including all of Nationstar’s originations; and (iv) all other assets, properties, employees, rights, contracts or licenses primarily related to “Excluded Assets” set forth in clauses (i)-(iii) above.
          Executive Complaint: Any written complaint received or handled by the Legal Department or office of the President of Nationstar (or such other departments or offices of Nationstar that are designated to fill the roles thereof with respect to complaints in the future) related to Mortgage Loans, or otherwise escalated to senior management of Nationstar for resolution.
          Expense Recapture Amount. The product of (i) the Capital Basis and (ii) a fraction, the numerator of which is thirty (30) minus the number of months that have elapsed since the Servicing Subsidiary has commenced operations, if any, (but not less than 0) and the denominator of which is 30; provided, that if the Expense Recapture Amount is being determined prior to the commencement of operations of the Servicing Subsidiary, such fraction shall be “1.”
          Fannie Mae: Has the meaning set forth in the introductory paragraph of this Agreement.
          Fannie Mae Guides: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, as they exist on the date hereof, and as they may be amended, modified, restated or supplemented in writing from time to time, including, without limitation, by Announcements and Lender Letters.
          Fannie Mae Indemnified Parties: The meaning set forth in Section 15.1.
          Fannie Mae Rights: The Fannie Mae Servicing Rights and Fannie Mae Subservicing Appointments.
          Fannie Mae Servicing Rights: The Servicing Rights governed by this Agreement and as to which the Investor is Fannie Mae.
          Fannie Mae Single Family Trust Agreement: That certain Single-Family MBS Master Trust Agreement issued by Fannie Mae, as Trustee, Issuer and Guarantor, and effective as of June 1, 2007, as the same may be modified or amended from time to time.
          Fannie Mae Subservicing Appointments: The Subservicing Appointments governed by this Agreement and as to which the Investor is Fannie Mae and the direct Servicer is either the Prior Servicer or Fannie Mae.

          FHA: The Federal Housing Administration or any successor thereto.
          Float Benefit: The net economic benefit resulting from escrow and custodial deposits held for the account of Servicer relating to the Subservicing. The Float Benefit is based on Servicer’s selection of the investment facility or interest rate swap or other arrangement offered from time to time by the financial institution holding custodial deposits, and includes, without limitation, any compensating balance earnings credits and interest and other earnings on and in respect of such deposits.
          Foreclosure: The process culminating in the acquisition of title to a mortgaged property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Legal Requirements.
          FIF HE: FIF HE Holdings, LLC.
          GAAP: Generally accepted accounting principles in the United States of America.
          Governmental Authority: Any federal, any state, local or other governmental or political subdivision thereof, any municipality and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          High Touch Servicing Protocols. The “high touch servicing protocols” attached hereto as Exhibit A, as the same may be amended or supplemented from time to time in Fannie Mae’s sole discretion, with reasonable advance notice to Nationstar, with reasonable adjustments to compensation to reflect any material increase in Nationstar’s responsibilities.
          Indebtedness: As to any Person, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, but not including trade and other accounts payable arising in the ordinary course of business, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all indebtedness of a second Person secured by any lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (e) all capitalized lease obligations of such Person, (f) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, (e.g., take-or-pay and similar obligations), but not including trade and other accounts payable arising in the ordinary course of business, and (g) all obligations of such Person under derivatives.
          Insurer: (a) A Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or pool of Mortgage Loans, FHA, VA and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Loan or related Mortgaged Property, or (b) a Person who provides, with respect to a Servicing Agreement, any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy.
          Investor: Any Person, including, without limitation, Fannie Mae, who owns or holds Mortgage Loans or any interest therein, serviced or subserviced by Nationstar pursuant to a Servicing Agreement or Subservicing Agreement, as applicable.
          Knowledge: The actual knowledge of Nationstar’s Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice President — Servicing.
          LIBOR: The rate for U.S. dollar deposits for a period equal to one month appearing on Reuters Screen LIBOR01 Page or if such rate ceases to appear on Reuters Screen LIBOR01 Page, on any other service providing comparable rate quotations at approximately 11:00 a.m., London time on the date of determination. The LIBOR Rate applicable to each accrual period shall be determined on the second business proceeding the first day of such accrual period.
          Master Servicing: The master servicing services in respect of Mortgage Pools or Mortgage Loans, consisting principally of the following functions (or a portion thereof): (i) the supervision and oversight of the performance by servicers of their obligations under servicing agreements, but not otherwise having the contractual responsibility to Fannie Mae to collect payments from or enforce the Loan documents against individual Mortgagors, except perhaps in the event the servicer is terminated; (ii) causing Mortgage Loans to be serviced in the event a servicer is terminated until a replacement servicer is retained; (iii) the calculation of payments due to owners of mortgage-backed securities, asset-backed securities, participation certificates or other similar securities or Mortgage Loans; (iv) the transmittal of payments related to Mortgage Loans or related securities to the Investor; (v) the transmittal or payment of servicer advances; (vi) the preparation of reports to Investors, tax authorities and the Securities and Exchange Commission; and (vii) if applicable, the compliance with REMIC or other relevant tax requirements.
          Material Adverse Effect: With respect to Nationstar Mortgage LLC, Nationstar or FIF HE, (i) any change, event or effect that has resulted in or is reasonably likely to result in or have, a material adverse change in, or a material adverse effect upon, the business, results of operations or the financial condition of Nationstar Mortgage LLC, Nationstar or, as applicable, the Division, or FIF HE or the value or performance of the Fannie Mae Rights, excluding any change, event or effect attributable to or resulting from (1) adverse changes in the economy or the financial markets in general; (2) adverse changes in economic, business or financial conditions, including interest rate conditions, affecting companies engaged in the mortgage banking business; (3) changes in laws, regulations, GAAP, interpretations of laws, regulations, GAAP, or regulatory accounting requirements applicable generally or to mortgage banking companies; (4) this Agreement or the transactions contemplated hereby or the announcement thereof; (5) actions or omissions, or effects of actions or omissions, taken with the prior written consent, or at the direction, of Fannie Mae; or (6) any action not taken or omission made because the consent of Fannie Mae thereto reasonably requested by Nationstar Mortgage LLC, Nationstar or FIF HE and required by this Agreement was denied or not acted upon in a timely manner by Fannie Mae, to the extent, in the case of clauses (2) and (3), such changes have not had a materially adverse disproportionate effect on Nationstar Mortgage LLC, Nationstar, FIF HE, or the Fannie Mae Rights relative to other similarly situated entities operating in the mortgage banking business; or (ii) a material impairment of Nationstar Mortgage LLC’s, Nationstar’s or the Division’s ability to perform any of its material obligations under this Agreement and other Contracts, or FIF HE’s ability to perform under the Guaranty, or to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.
          Monthly Forecasts: Has the meaning set forth in Section 5.2.9.4.
          Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.
          Mortgage Loan: An individual mortgage loan that is serviced or subserviced by Nationstar, pursuant to the terms of this Agreement and the Ancillary Documents. The Mortgage Loans shall consist of those mortgage loans with respect to which the Servicing or Subservicing thereof is transferred to Nationstar in accordance with Section 1.2 hereof, including all monthly mortgage payments, principal prepayments, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.
          Mortgage Loan File: The custodial file and all other documents, instruments, agreements and records relating to the Mortgage Loans reasonably necessary to provide Servicing for the Mortgage Loans in accordance with the Servicing Standards.
          Mortgage Note: The promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
          Mortgaged Property: The real property improved by a 1- to 4-family dwelling that is the collateral for repayment of the Mortgage Note and is considered to be real property in the state in which the Mortgaged Property is located. For purposes of this Agreement, real property satisfying the requirements to qualify as a co-operative or a condominium under applicable state law is also deemed to be a Mortgaged Property.
          Mortgagor: The obligor on a Mortgage Note, who may also be the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage.
          MSSC: Has the meaning set forth in the introductory paragraph of this Agreement.
          Nationstar: Nationstar Mortgage LLC, or the Servicing Subsidiary after it assumes this Agreement, or any successor thereto.
          Nationstar Indemnified Parties: The meaning set forth in Section 15.2.

          NDA: Has the meaning set forth in Section 6.
          Party: Fannie Mae, Nationstar Mortgage LLC or Nationstar.
          Payment Clearing Account: The account used for daily concentration of all deposits made to the Depository Accounts and for funding all Custodial Accounts.
          Person: An individual, partnership, corporation, limited liability company, business trust, joint stock obligors, trust, unincorporated association, joint venture or governmental authority.
          Prior Servicer: The Mortgage Loan servicer which serviced the Mortgage Loans immediately prior in time to the Servicing Transfer Date for any given portfolio of Mortgage Loans.
          Proprietary Information: The meaning set forth in the NDA.
          Recourse: With respect to any mortgage loan, any liability of Nationstar (a) for losses incurred in connection with the Foreclosure or other disposition of, or other realization or attempt to realize upon the collateral securing, such mortgage loan (including losses relating to loss mitigation or obtaining deeds in lieu of foreclosure), which losses are not reimbursable from the applicable mortgagor or pursuant to the mortgage loan documents (other than through the pursuit of deficiency judgment) or under the Servicing Agreement; (b) to repurchase such mortgage loan in the event that the mortgagor of such mortgage loan is in bankruptcy, in Foreclosure or in litigation; or (c) to repurchase such mortgage loan in the event of a delinquency or other payment default thereunder by the mortgagor, except (i) insofar as such risk of loss is based upon a breach by Nationstar of any of its contractual representations, warranties or covenants or (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the applicable Requirements of Law or Contractual Obligation.
          Refinance Services: The loan origination Services provided by Nationstar Mortgage LLC pursuant to Section 1.4.4.
          Reg AB: Has the meaning set forth in Section 5.2.15.
          Regulatory Event: A situation in which (i) either Fannie Mae or Nationstar becomes subject to any Regulatory Order or an Action initiated by a Governmental Authority, and (ii) such Regulatory Order or Action prevents or materially impairs such Party’s ability to discharge its material obligations hereunder in any material respect.
          Regulatory Order: Any injunction, order, judgment, decree, memorandum of understanding, consent decree, directive or regulatory restriction, or any change in or interpretation of any law, rule or regulation, issued or imposed by a Governmental Authority and such event is not removed or stayed within thirty (30) days after reasonable efforts to so remove or stay such event are instituted.

          Requirements of Law: With respect to any Person or any of its property, the certificate of incorporation or articles of association and by-laws, certificate of limited partnership, limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, judgment, decree, injunction, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Federal, state or local.
          Responsible Officer: The chief executive officer, president, chief financial officer, treasurer, or senior vice president of Nationstar Mortgage LLC or the Servicing Subsidiary, as appropriate, or any other officer having substantially the same authority and responsibility.
          Serviced Loan: Any residential mortgage loan (other than the Mortgage Loans) subject to a Servicing Agreement with an Investor other than Fannie Mae.
          Servicer: The person that has the contractual responsibility to the Investor to administer the Servicing Rights, which may be the Prior Servicer or Fannie Mae.
          Servicer Bank Service Charges: With respect to the Payment Clearing Account, Depository Accounts, Custodial Accounts, and the Advances Reserve Account, any and all charges, fees and expenses assessed by the financial institution where such accounts presently are or in the future may be maintained, an illustrative list of which is set forth on Exhibit E: Definitions — Servicer Bank Charges. In the event Subservicer is using the above referenced accounts for any purpose other than exclusively for the Subservicing, then Servicer Bank Service Charges shall be limited to those of the type set forth on Exhibit E: Definitions — Servicer Bank Charges directly related to, or the pro-rata portion thereof allocable to, the Subservicing.
          Servicing: The mortgage loan master servicing and servicing rights and obligations, including one or more of the following functions (or a portion thereof): (a) the administration and collection of payments for the reduction of principal and/or the application of interest on a Mortgage Loan; (b) the collection of payments on account of taxes and insurance; (c) the remittance of appropriate portions of collected payments; (d) the provision of escrow administration; (e) the pursuit of foreclosure and alternate remedies against a related mortgaged property; (f) the administration and liquidation of real estate owned properties; and (g) the performance of Master Servicing, and, in each case, all rights, powers and privileges incident to any of the foregoing.
          Servicing Agreements: This Agreement and any other Contractual Obligation governing the rights, duties and obligations of Nationstar with respect to the provision of Servicing and the retention of the Servicing Rights, including with respect to the provision of Servicing for Investors other than Fannie Mae.
          Servicing Fees: All compensation payable to Nationstar under the Servicing Agreements, including each servicing fee payable based on a percentage of the outstanding principal balance of the Mortgage Loans and any other amounts payable to Nationstar, under the Servicing Agreements.
          Servicing Functions: All functions necessary to conduct the Servicing or Subservicing of the Mortgage Loans and operating as a servicing business, including all functions defined in this Agreement as Baseline Servicing Functions, Corporate Services and Subsidiary Servicing Functions.
          Servicing Rights: All right, title and interest of Nationstar and all obligations of Nationstar under the Servicing Agreements to provide Servicing, including the right: (a) to receive the Servicing Fees and any ancillary fees and any other compensation arising from or payable to Nationstar under the Mortgage Loans or under the Servicing Agreements, earnings and other benefits of the related custodial accounts and any other related accounts maintained by Nationstar pursuant to the Servicing Agreement; (b) to any and all accounts established for the Servicing of the Mortgage Loans or pursuant to the applicable Servicing Agreements, including, to the extent provided therein, any right or power to direct the disposition, disbursement, distribution or investment of amounts deposited therein; (c) in and to the related escrow accounts and custodial accounts; and (d) the related Mortgage Loan Files, in each case, subject to the terms, restrictions and conditions applicable thereto pursuant to the applicable Servicing Agreement.
          Servicing Standards: The servicing standards and requirements set by (and in the following priority, to the extent that there are inconsistencies among them): (i) Requirements of Law, (ii) the applicable Mortgage Loan documents; (iii) the Fannie Mae Single Family Trust Agreement, (iv) any applicable primary policy of mortgage insurance issued by a qualified Insurer that relates to a Mortgage Loan; (v) this Agreement, including the High Touch Servicing Protocols; (vi) the MSSC; (vii) the applicable Subservicing Agreement; (viii) the Fannie Mae Guides; and (ix) Accepted Servicing Practices.
          Servicing Subsidiary: The stand-alone entity formed by Nationstar pursuant to Section 1.4.
          Servicing Transfer Date: The date on which the Servicing or Subservicing functions associated with any Mortgage Loans are transferred to Nationstar.
          Shared Services Agreement: An agreement between Nationstar Mortgage LLC and the Servicing Subsidiary pursuant to which Nationstar Mortgage LLC provides the Corporate Services at its direct cost, with a reasonable allocation under an allocation methodology based on changing circumstances, modified from time to time, by Nationstar Mortgage LLC and reasonably acceptable to Fannie Mae of Nationstar Mortgage LLC’s overhead or general corporate costs.
          Solvent: With respect to any Person at any time, a condition under which:

          (i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;
          (ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts”, for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);
          (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and
          (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.
          For purposes of this definition:
          (A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;
          (B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;
          (C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and
          (D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arms-length transaction in an existing and not theoretical market.
          Stated Servicing Fee: The servicing fee as reported in Fannie Mae’s LASER reporting system.
          Subservicing: Nationstar’s obligation to provide all Servicing with respect to the Servicing Rights, except as otherwise provided in this Agreement or the applicable Subservicing Agreement with respect to (i) the management of REO Properties, (ii) the repurchase or indemnification with respect to Mortgage Loans pertaining to the period prior to the Servicing Transfer Date, and (iii) any contract with a document custodian.
          Subservicing Agreements: This Agreement and any other Contractual Obligation governing the rights, duties and obligations of Servicer with respect to the Subservicing pursuant to the terms and conditions of one or more mutually agreeable subservicing agreements.

          Subservicing Appointments: The appointment of Nationstar to provide Subservicing under a Subservicing Agreement with respect to a pool of residential mortgage loans, together with all related rights and obligations. Subservicing Appointments do not include ownership of the related Servicing Rights.
          Subsidiary: A corporation of which a Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
          Subsidiary Servicing Functions: The following activities relating to the Servicing and Subservicing functions:
          (v) Customer Service: including customer inquiry, assumptions and payoffs (inquiries and quotes).
          (vi) Escrow Administration & Taxes: including analyzing the borrower’s escrow account to ensure that the payment is sufficient to pay all escrow items and handling escrow funds.
          (vii) Foreclosures/Bankruptcy: including the foreclosure and bankruptcy process of following state law and procedures dictated by the type of loan as well as protecting the loan asset, ensuring compliance with federal bankruptcy code and ensuring property preservation.
          (viii) Real Estate-Owned: including all post-foreclosure sale activities, claims, conveyance, property preservation and the disposal of acquired properties owned by the Servicing entity.
          (ix) Insurance: including hazard insurance, mortgage insurance, optional insurance, flood insurance, blanket fire insurance, insurance claims, mail processing and research.
          (x) Cashiering: including receiving and posting payments, ensuring accurate application of the payments to the customers’ accounts, the end investors’ accounts and the Nationstar’s corporate accounts.
          (xi) Special Mortgage Loans: including all maintenance required for special loans such as ARM administration, rate analysis and research; modifications; partial releases; and HUD 235s.
          (xii) New Loan Setup: including accurate and timely setup of all new loans entering the servicing system.
          (xiii) Business Intelligence. including all automated standardized reporting necessary to support the business operation.
          (xiv) Risk Management: including portfolio analytics.

          Supplemental Servicing Agreement: has the meaning set forth in Section 2.2
          Transaction Ancillary Documents: Any Subservicing Agreement, Supplemental Servicing Agreement, credit agreement, advance facility and any other contract executed of even date herewith or during the term of this Agreement with respect to a specific portfolio of Fannie Mae Rights made subject to this Agreement.
          Unmatured Event of Default: Any event which, with the giving of notice or lapse of time, or both, would become an Event of Default.
          VA: The United States Department of Veterans Affairs or any successor thereto.
          Wind Down Fee: A fee to be paid by the terminating party in connection with a termination of the ability of Nationstar to servicer or subservice Mortgage Loans, which fee may vary according to the amount of time that Nationstar was servicing the portfolio, the size of the portfolio, and the delinquency rate of the portfolio, all as specified in the relevant Transaction Ancillary Document.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto by an authorized representative.
NATIONSTAR MORTGAGE LLC

By:	/s/ Jay Bray
	Type Name:	Jay Bray
	Title:	CFO

FANNIE MAE
By:	/s/ Eric J. Schuppenhauer
	Type Name:	Eric J. Schuppenhauer
	Title:	SVP, NSO

EXHIBIT A
HIGH TOUCH SERVICING PROTOCOLS
     1) Staffing Levels for High Risk Accounts
Unless otherwise approved by Fannie Mae, staff should be allocated to servicing loans included in this portfolio transfer as follows:
•	Maintain a trailing three month average of not more than 275 loans which are 30+ days delinquent loans per collector at mid-month measurement. Loans which are in bankruptcy shall not be included in the calculation of the number of loans per collector. Increases to this standard will be considered by Fannie Mae based on Nationstar’s technology, expertise, and performance. “Days delinquent” will be calculated based on the MBA method. Collections staff should be able to perform repayment plans and HomeSaver Advances without referring the loan to the Loss Mitigation group.
•	Loans that are 60+ days delinquent will not be assigned to the general pool of collectors within Nationstar’s facility. Instead, once a loan is 60+ days delinquent, responsibility for collection and loss mitigation efforts will be assigned to one of Nationstar’s experienced staff members who are well versed in counseling and loss mitigation techniques.
•	Loss Mitigation caseload not to exceed 150 active high risk loans per loss mitigation employee. Caseload is defined as active, workable loss mitigation negotiations in process.
     2) Welcome Call Requirement
Within five days of the receipt of servicing transfer file from prior servicer, Nationstar shall initiate welcome calls to contact homeowners to confirm loan terms, contact information and set payment expectations.
     3) Collection Strategy — Minimum Requirements
Perform at least the following actions during delinquency, unless instructed otherwise in writing by Fannie Mae or prohibited by law:
Exhibit A-1

Days After
Ref	Due Date	Action
1)	4-16	Based on an agreed-to behavior scoring model or approach and subject to requirements of applicable laws, begin every-third-day calling attempts by telephone until both a 1) right party contact has been made and 2) promise to pay or payment is received. Nationstar agrees to exert commercially reasonable efforts to maintain accurate contact information for each homeowner.

2)	10-16	Payment reminder notices or late charge assessment notices sent by the 16th day after a scheduled payment remains unpaid.

3)	17 — ongoing	For cases involving no contact with the borrower by the 17th day of delinquency, continue calling attempts on all loans until both a 1) right party contact has been made and 2) a promise to pay or payment is received or reasonable resolution has been negotiated, subject to requirements of applicable laws.

4)	17 — ongoing	For loans with no valid or working phone numbers, conduct skip trace research for contact numbers and alternative mailing addresses (in addition to the property address).

5)	31-35	Mail First Loss Mitigation solicitation. (See section below).

6)	31-35	Where no contact has been established with the homeowner since the start of the prior month, conduct skip trace research for additional contact numbers and mailing addresses (in addition to the primary residence address and phone number).

7)	45	In the absence of a pending resolution to the default, attempt hand delivery of a loss mitigation solicitation similar in content to the First Loss Mitigation Solicitation to be completed by Day 60. (This activity may be combined with the property inspection).

8)	45	Order a property inspection in the event no contact or payment has been achieved. Property inspections shall continue every 30 days so long as the loan remains 45 days or more delinquent and no resolution to the default has been reached.

9)	45	Mail acceleration or breach letter and any additional required notification with an expiration date no later than 35 days from issuance.
Exhibit A-2

Days After
Ref	Due Date	Action
10)	50	In the absence of a pending resolution to the default, attempt hand delivery of a loss mitigation solicitation offering HAMP (where financial information is available) or solicitating financial information for HAMP where this information is unavailable. If the homeowner is known to be ineligible for HAMP, attempt hand delivery offering a potential forbearance or other loss mitigation solution to the homeowner and detailing other alternatives. (See section below).

11)	65	Mail Third Loss Mitigation Solicitation that offers a possible home retention strategy (forebearance, modification or HomeSaver Advance), based on the then-current loss mitigation workout hierarchy.

12)	Within 5 days of Expiration of Breach (EOB)	If no payment arrangements or workouts are pending, order an exterior Broker’s Price Opinion and obtain pre-approved short-sale price from Fannie Mae (if available). Nationstar shall have protocols describing a recurring ordering process should the default persist. Such protocols must be reviewed by Fannie Mae.

13)	EOB -110	Prior to referral to foreclosure, review account to confirm contact attempts have been made in accordance with directions given above and no payment or workout arrangements are pending.

14)	Within 5 days after EOB	For Investment and Vacant Properties, refer the loan to foreclosure based on the expiration of the breach letter. Individual referral models will be considered. Nationstar should notify Fannie Mae with a charge off recommendation if Nationstar’s equity analysis based on the obtained valuation or condition of the property warrant such action.

15)	EOB-110	For all other Properties, refer loans to foreclosure based on the expiration of the breach letter. Individual referral models and approaches to the referral process will be considered. Nationstar should notify Fannie Mae with a charge off recommendation if Nationstar’s equity analysis based on the obtained valuation or condition of the property warrant such action.
Exhibit A-3

Days After
Ref	Due Date	Action
16)	Within 10 days after referral	If available, mail Pre-approved Solicitation (see below) via overnight or 2nd day delivery to borrower and make follow-up call within 72 hours of borrower expected receipt. If pre-approved workout is not available, mail an alternative version of Third Loss Mitigation Solicitation with standard delivery.

17)	Within 30 days after referral	If no payment arrangements or workout are pending, perform face-to-face (door knock) and deliver same document as mailed in prior step.

18)	On-going	Attempts to contact borrower and loss mitigation solicitations must continue throughout the foreclosure process and up until the foreclosure sale date. Skip trace efforts should continue until all reasonble sources have been attempted or contact numbers and addresses have been verified.
Collection calls to borrowers must be conducted each weekday from 8 a.m. - 9 p.m. local time for the borrower (in all continental U.S. time zones, subject to compliance with applicable laws), Monday through Thursday, Friday 8 a.m. - 3 p.m. and a minimum of three or more week-end days each month. Call frequency must continue at least every third day on all loans for which no contact, no promise to pay, or no payment arrangement has been made, or until the case is removed from the calling queue due to justifiable reasons based on a response from the borrower. Each attempt to contact must include all available phone numbers. Nationstar should actively continue all efforts to cure the delinquency, including the every third day calling and loss mitigation solicitations throughout the foreclosure process. Nationstar should vary call days and times based on a best time to call algorithm.
The loss mitigation department should be open each weekday from 8 a.m. - 9 p.m., in all continental U.S. time zones, Monday through Thursday, Friday 8 a.m. - 3 p.m. and when collection calls are being made on the week-end days.
     4) Minimum Loss Mitigation Solicitations as Noted Above
Nationstar agrees to develop and apply an appropriately aggressive and dynamic communication strategy establishing a desire to partner with the homeowner to preserve homeownership wherever possible. Written communications should be varied in style and presentation.
          (a) First Loss Mitigation Solicitation (Step 5) — First loss mitigation solicitation should advise of options available based on the then-current hierarchy of workout solutions. The solicitations should provide the customer with the documents and steps necessary to submit updated income and expense information as well as an explanation of hardship. Customers should be able to communicate information with Nationstar via email, fax or mail.
Exhibit A-4

          (b) Second Loss Mitigation Solicitation (Step 10) — Separate mailing which again offers information promoting homeownership retention (as a preferred outcome) and also solicits sale (or short sale). Sale solicitation should offer the customer assistance in marketing the property, and presents the information provided in first loss mitigation solution in an alternate format.
          (c) Third Loss Mitigation Solicitation (Step 11) — HSA or Modification Solicitation (Step 10) —Separate mailing that references the possibility of a home retention solution (modification, forbearance or repayment plan, or HomeSaver Advance). This solicitation will require the homeowner to communicate with Nationstar and submit the necessary information to determine the most appropriate loss mitigation strategy.
          (d) Preapproved Solicitation (Step 16) — Solicitation provides a pre-approved modification, HSA, or short-sale, as specified by Fannie Mae.
          (e) Door Knock (Step 17) — Using a third party, Preapproved Solicitation specified by Fannie Mae or alternative version of Third Loss Mitigation Solicitation is delivered by hand to the borrower’s home. At least three attempts are made (one on the weekend) to personally deliver the loss mitigation option. Nationstar shall bear responsibility for managing the vendor relationship and activity. Fannie Mae will bear responsibility for cost of all unsuccessful delivery attempts and Nationstar shall bear cost for all successful delivery attempts.
     5) Specialized Loss Mitigation Campaigns
Nationstar acknowledges that Fannie Mae may from time to time propose specialized loss mitigation campaigns, and agrees to take commercially reasonable steps to accommodate such efforts. In order to measure success and enhance future campaigns, Nationstar agrees to make reasonable efforts to track and share such results with Fannie Mae.
     6) Once Contact is Established
          (a) Determine Mortgage Loans Status — In each borrower contact Nationstar will confirm and document a customer’s Capacity to continue paying and Desire to retain property. Capacity and Desire are defined as follows:
i. Capacity — A borrower has capacity if, after an analysis of current income and expenses, it can be deemed that the borrower has sufficient funds to remit the normal monthly PITI payment (including any upcoming adjustments to the interest rate, if applicable).
ii. Desire — A borrower has desire if Nationstar is able to make a qualitative judgment based on occupancy status and the borrower’s eagerness to remedy the situation and perform on solutions provided.
          (b) Protocols — Nationstar agrees to apply all available Fannie Mae Loss Mitigation tools in an appropriately aggressive manner. Nationstar should also recommend new Loss Mitigation strategies to Fannie Mae.
Exhibit A-5

     Having found a homeowner to have both Capacity and Desire (as defined above), Nationstar must execute a protocol aimed at successfully preserving homeownership using all approved Fannie Mae loss mitigation tools.
i. When the borrower is found to have desire, but either has or will have temporarily impaired Capacity, Nationstar should execute a routine recommended by Nationstar. Such routine should first aim to preserve homeownership and must be described in Nationstars Collections and Loss Mitigation Policies and Procedures and reviewed by Fannie Mae.
ii. When the borrower is found to have desire, but permanently impaired Capacity, Nationstar should execute the routine as prescribed by the then-current Fannie Mae workout hierarchy.
iii. For customers with capacity, but impaired desire, the following should be pursued as appropriate:
1. Negotiated full payoff
2. Short-sale (with promissory note if capacity allows)
3. Deed in lieu
     (7) Post-Modification. After a loan has been modified, Nationstar must call the homeowner prior to the first modified payment due date to discuss modification loan terms. Absent an automated or scheduled payment draft, Nationstar must begin calling the homeowner by not later than the third day of delinquency in a specialized post-modification campaign. These loans should be separate from the general collections pool for a period of not less than 12 months. All other protocols must be followed. At the first sign of borrower stress, Nationstar shall promptly seek another appropriate loss mitigation alternative.
     (8) Loan Performance Advisor. Fannie Mae will engage a third-party Loan Performance Advisor to provide advice to Fannie Mae with respect to the performance of the loans, report any performance-related issues, and perform analytics. Nationstar will provide the Loan Performance Advisor loan level servicing and origination data and reports in an electronic format.
     (9) Use of Investor Reporting Vendor. Nationstar agrees to retain and employ the services of a vendor recognized in the mortgage banking industry as experienced and qualified to provide investor accounting and reporting services. For a period of at least six months, Nationstar will work with such vendor to establish appropriate controls for investor accounting and reporting and to perform investor accounting and reporting functions on the Mortgage Loans.
Exhibit A-6

EXHIBIT B
LOAN PERFORMANCE ADVISOR — DATA FIELDS

File
Name	Name	Long Name	Desc	Type	Length
LS	AbandonDate	ABANDONDATE	The date a property was reported	smalldatetime	8
LS	ActFirstLegal	Actual First Legal Date for Foreclosure	abandoned/unoccupied. The date the first legal action is filed/performed by the foreclosure attorney.	smalldatetime	16
LS	ActRepayStart Date	The Starting Date of a Repayment Plan	The first payment due/contribution date of a repayment plan.	smalldatetime	16
LS	ArmFlag	Arm Flag	Flag (Y/N) denoting whether a loan is an ARM or FIXED — Critical field	varchar	1
LS	AsOfDate	AsOfDate	The last day of the Reporting Month. Format ‘09/30/2006’. Note LEADING Zeros.	smalldatetime	16
LS	AtrnDateRefer	Attorney date refer	Date on which the case is referred to the back to the servicer,	smalldatetime	16
LS	AtrnReferDate	Attorney refer date	The date on which this case is referred to the attorney. Change only with multiple BK	smalldatetime	16
LS	Attempts	Call attempts	Number of times the servicer attemted to call this borrower during the month.	tinyint	1
LS	Attorney	Attorney name	Attorney to whom the account is assigned. Changes only with multiple BK	varchar	60
LS	BKNoteDate	BK Note Date	Bankruptcy comment date.	smalldatetime	16
LS	BKNoteText	BK Note	Bankruptcy comments or notes.	varchar	2000
LS	BKStatus	Status	The status code that is assigned during bankruptcy activity. (Active, Discharged, etc.)	varchar	40
LS	BKStatusDate	Status date	The date the status was changed. Monthly change when borrower is in BK.	smalldatetime	16
LS	BPOAsIs	BPO as is value	The as is BPO value. Will change if moves in and out of foreclosure, and through the FC or default process.	numeric	18
LS	BPODate	BPO date	Most recent BPO date.	smalldatetime	16
LS	BPONotes	BPO notes	BPO notes or comments.	varchar	800
LS	BPORepair	BPO repair value	The BPO repaired value.	numeric	18
LS	CarryOverFlag	Carry over	If checked (or 1), indicates that the ARM has a carry over feature.	varchar	40
LS	CarryOverPct	Carry over percent	The maximum carry over percentage.	real	4
LS	CaseNumber	Case number	The Bankruptcy Case Number. Changes with multiple bankruptcies.	varchar	40
LS	ChapterFiled	Chapter filed	Indicates which Chapter was filed. 7,11, 12 or 13.	varchar	40
LS	ClaimFiled	MI claim filed date	Date on which the mortgage insurance claim is filed.	smalldatetime	16
LS	ClaimRcvd1st	First MI claim rcvd date	Date on which the first part of the mortgage insurance claim is received.	smalldatetime	16
LS	ClaimRcvd2nd	Second MI clain rcvd date	Date on which the second part of the mortgage insurance claim is received, if applicable.	smalldatetime	16
LS	ComplaintFiled	Complaint filed	Date on which the complaint is filed (in a judicial foreclosure/legal action)	smalldatetime	16
LS	ConfirmHearing	Confirm hearing	The date of the confirmation hearing. Can change with multiple bankruptcies.	smalldatetime	16
LS	ContactDate	Contactdate	Date of first borrower contact in the current reporting period.	smalldatetime	16
LS	ContestedDate	Contested date	The date on which a foreclosure was contested.	smalldatetime	16
Exhibit B-1

File
Name	Name	Long Name	Desc	Type	Length
LS	ConvertibleFlag	Convertible	ValRule ConvertibleFlag must = one of the Tristate values	varchar	40
LS	ConveyedInterest	Conveyed Interest	Yes/No value indicating if interest is conveyed.	varchar	40
LS	CreditorMeeting	Creditor Meeting	The date of the creditor’s meeting. Changes only with multiple filings.	smalldatetime	16
LS	CurApprAsIs	Current appraisal as-is value	Most recent appraisal as- is valuation.	numeric	18
LS	CurApprDate	Current appraisal date	Date of current appraisal completion.	smalldatetime	16
LS	CurApprNotes	Current appraisal notes	Most recent appraisal notes or comments.	varchar	800
LS	CurApprQuick	Current Appraisail Quick Sale Value	The quick sale value from the most recent appraisal.	numeric	18
LS	CurApprRepair	Current appraisal repair value	Most recent appraisal repaired valuation.	numeric	18
LS	CurBal	Cur Balance	Current loan balance/UPB.	numeric	18
LS	CurrCoupon	Current interest rate	Current interest rate. Will change for ARM loans.	real	4
LS	CurrPIPmt	Avg Cur PI PMT	Current principal and interest payment.	numeric	18
LS	CurrStatus	Current Loan status	Current legal status of loan, LM, BK, REO,.	varchar	40
LS	CurrTIPmt	Current T&I Payment Amount	Current tax and insurance payment amount.	numeric	18
LS	DateSecured	Date secured	Date on which the property is secured	smalldatetime	16
LS	DateWinterized	Date winterized	Date on which the property is winterized	smalldatetime	16
LS	DischargeDate	Discharge date	The date on which the bankruptcy case is discharged.	smalldatetime	16
LS	DismissedDate	Dismissed date	The date on which the bankruptcy case is dismissed.	smalldatetime	16
LS	DismissedType	Dismissed type	Indicates the type of discharge: D=dismissed, R=released	varchar	40
LS	EndDate	End date	Date on which the foreclosure process is completed.	smalldatetime	16
LS	FCNoteDate	FC Note Date	Foreclosure comment/note date.	smalldatetime	16
LS	FCNoteText	FC Note Text	Foreclosure comment/note text	varchar	5000
LS	FCStartDate	FC Start Date	Date on which foreclosure processing begins/loan is referred to foreclosure attorney.	smalldatetime	16
LS	FCStatus	Fcstatus	Status of foreclosure. Active, On Hold, etc.	varchar	40
LS	FCStatusDate	Fcstatusdate	Date of the current foreclosure status	smalldatetime	16
LS	FCType	Fctype	Identifier of the foreclosure type. Judicial, non-judicial.	varchar	40
LS	FileDate	File date	Date the borrower filed for Bankruptcy. Changes with multiple BK filings.	smalldatetime	16
LS	FirstPostPmtDueDate	First post pmt due date	Due Date of first post petition payment.	smalldatetime	16
LS	FloorRate	Floor Rate	This is the lowest allowable interest rate.	real	4
LS	FrstChgPeriodDec	First Chg Period Decrease	(First Change Period Decrease) This is the cap for payment decrease on the first change date.	real	4
LS	FrstChgPeriodInc	First Chg Period Increase	(First Change Period Increase) This is the cap for for the payment increase on the first change date.	real	4
LS	FrstPIChgDate	First PI PMT Chg Date	The first date a P&I payment change occurs.	smalldatetime	16
LS	FrstRateChgDate	First Rate Chg Date	The first date an interest rate change occurs.	smalldatetime	16
LS	HazExpDate	Hazard exp. date	Date in which hazard insurance expires	smalldatetime	16
LS	HAZInsClaimAmt	Hazard Insurance Claim Amount Filed	The amount of the hazard claim filed by the servicer, if applicable.	numeric	18
LS	HAZInsFileDate	Date Hazard InsuranceClaim Filed	The date a hazard insurance claim is filed by the servicer, if applicable.	smalldatetime	16
Exhibit B-2

File
Name	Name	Long Name	Desc	Type	Length
LS	IndexRate	Index rate	The index rate used to calculate the new interest rate.	real	4
LS	IndexType	Index Type	Type of index used for the reset calculation	varchar	50
LS	InspDate	Inspection date	Inspection completion date.	smalldatetime	16
LS	InspNotes	Inspection notes	Inspection notes or comments.	varchar	800
LS	InspOrderDate	Inspection order date	Inspection order date.	smalldatetime	16
LS	InspVendor	Inspection vendor	Inspection vendor name.	varchar	50
LS	JudgEntered	Judgment entered	Date on which the judgment is entered into the court.	smalldatetime	16
LS	LastRcvdDate	Last PMT date	Last payment received date.	smalldatetime	16
LS	LetterheadDays	Letterhead Days	Number of days before the Next Rate Change date.	tinyint	1
LS	LifeRateDecrease	Life Rate Decrease	This amount subtracted from the Original Interest - maximum life decrease.	real	4
LS	LifeRateIncrease	Life Rate Increase	This amount added to the Original Interest Rate - maximum life increase	real	4
LS	LiquBal	Liqu Bal	Outstanding loan balance liquidated. Excludes Prepayments (full payoffs). Includes UPB for short sale, charge off, REO liquidations.	numeric	18
LS	LMNoteDate	Lmnotedate	Date of loss mitigation notes.	smalldatetime	16
LS	LMNoteText	Lmnotetext	Loss mitigation notes/comments.	varchar	5000
LS	LMStatus	LM Status	Workout plan current status. Active, declined, etc.	varchar	40
LS	LMStatusDate	LM Status Date	Workout plan status date	smalldatetime	16
LS	LookbackPeriod	Lookback	Represents the number of “lookback” days for ARM rate calculation	varchar	255
LS	LossPropPreserv	Property Preservation Costs	Property Preservations Costs that cannot be charged to the borrower.	numeric	18
LS	LPIDate	Interest Paid Through Date	Crucial field for daily simple interest loans.	smalldatetime	16
LS	Margin	Margin	Used in ARM calculations. A percentage amount added to the index amount.	real	4
LS	MfdFiledDate	MFD filed date	The date a Motion to Dismiss is filed.	smalldatetime	16
LS	MfdHearingDate	MFD hearing date	The date the Motion to Dismiss is set for a hearing.	smalldatetime	16
LS	MfrFiledDate	MFR filed date	The date on which the motion for relief from stay if filed.	smalldatetime	16
LS	MfrHearingDate	MFR hearing date	The date of the motion for relief hearing.	smalldatetime	16
LS	MfrObtainDate	MFR obtain date	The date on which the motion for relief is obtained/granted.	smalldatetime	16
LS	MfrObtained	MFR obtained	Indicates whether the motion for relief was granted.	varchar	40
LS	MfrReqDate	MFR req date	The date on which the motion for relief from stay was requested.	smalldatetime	16
LS	MICertNo	MI Certificate #	The mortgage insurance certificate number, if applicable.
LS	MinRateChg	Min Rate Chg	The minimum percentage of interest rate change required.	real	4
LS	NegAmCap	Negative amort cap	If a Negative Amortization cap feature exists, the cap amount.	numeric	18
LS	NegAmCapFlag	Negative amort flag	If checked (or 1), indicates that the ARM has a negative amortization feature.	varchar	40
LS	NewRate	PMT plan new interest rate	New interest rate as a result of the loan workout/modification.	real	4
LS	NextDueDate	Next due date	Next PMT due date. Will change monthly.	smalldatetime	16
Exhibit B-3

File
Name	Name	Long Name	Desc	Type	Length
LS	NextPIChgDate	PI PMT chg date	The date the next principal and interest payment will change.	smalldatetime	16
LS	NextRateChgDate	Next Rate chg date	The date the next interest rate change will occur.	smalldatetime	16
LS	NoiDate	NOI date	Date on which the Notice of Intent to Foreclose is completed.	smalldatetime	16
LS	NonComplianceDate	Non-compliance date	The date the borrower fails to comply with the terms of the mortgage or litigation requirements.	smalldatetime	16
LS	NoOfRepayMonths	No. of repay months	The number of months a borrower has on a repay plan.	tinyint	1
LS	ObjectionFiledDate	Objection filed date	The date an objection to the discharge is filed.	smalldatetime	16
LS	OriginalIndex	Original Index	The original index rate used in calculating the Original interest rate.	real	4
LS	OrigLoanCode	Original Loan Code	Original Loan Number	varchar	50
LS	PeriodRateDec	Period Rate Dec	(Period Rate Decrease) This is the cap for the per period rate decrease.	real	4
LS	PeriodRateInc	Period Rate Inc	(Period Rate Increase) This is the cap for the per period rate increase.	real	4
LS	PIChgFrequency	PI PMT chg frequency	The frequency of P&I payment changes on ARM loans.	smallint	2
LS	PIFDate	PIF date	Date in which the loan was paid in full.	smalldatetime	16
LS	PIPmtCapFlag	PI PMT cap flag	If checked (or 1), indicates that the ARM has a pmt cap feature.	varchar	40
LS	PIPmtCapPct	PI PMT cap	If a PI Pmt Cap exists, this field indicates the the cap amount	real	4
LS	PlanAgreementType	PMT plan agreement type	Workout plan type. In set (Forbearance,Deferrment, Modification, Short Sale, DIL)	varchar	40
LS	PlanApprovalDate	PMT plan approval date	Workout plan approval date	smalldatetime	16
LS	PlanCompletedDate	Plan completed date	Date that plan was completed. Change only with multiple plans.	smalldatetime	16
LS	PlanDemandExpiresDate	PMT plan demand exp. date	Workout expiration date. Few and infrequent changes	smalldatetime	16
LS	PlanDemandSentDate	PMT plan demand sent date	Workout demand sent date. Few and infrequent changes	smalldatetime	16
LS	PlanFreq	PMT plan frequency	Workout plan payment frequency. Few and infrequent changes	smallint	2
LS	PlanPmtAmt	PMT plan amt	Workout plan payment amount. Few and infrequent changes	numeric	18
LS	PlanStatus	Plan Status	Staus of the workout plan. Active, broken, etc.	varchar	40
LS	PlanStatusDate	Plan Status Date	Date of the most recent plan status change.	smalldatetime	16
LS	PlanStipFlag	PMT plan flag	Workout plan flag. Few and infrequent changes.	varchar	40
LS	PostPetitionBalance	Post petition balance	The amount of the post petition claim balance.	numeric	18
LS	PostPlanFlag	Post plan	Indicator if post petition payments are paid.	varchar	40
LS	PPPColl	PPP collected	Prepayment penalty amount collected	numeric	18
LS	PrepayBal	Prepay Bal	Prepaid loan balance / UPB at full payoff.	numeric	18
LS	PrepayDate	Prepayment/Paid in Full Date	Paid-in-full date.	smalldatetime	16
LS	Promise	Promise to pay	Flag indicating a promise to pay from this borrower	varchar	40
LS	PromiseComp	Promise to pay complete	Flag indicating a borrower completed their promise to pay.	varchar	40
LS	ProofClaim	Proof claim	The date on which the proof of claim is filed by the lender	smalldatetime	16
LS	PropertyVacant	Property vacant	Date on which the property is vacated	smalldatetime	16
Exhibit B-4

File
Name	Name	Long Name	Desc	Type	Length
LS	PropTaxPdAmt	The Most Recent Property Tax Amount Paid	The total amount of the most recent property/real estate tax paid.	numeric	18
LS	RateChgFrequency	Rate chg frequency	The frequency of interest rate changes.	smallint	2
LS	ReaffirmDate	Reaffirm date	Date the debtor confirms their debt with a creditor.	smalldatetime	16
LS	RecScore	SRE — Recent Credit Score	Recent Credit/FICO Score	smallint	2
LS	RecScoreDate	Rec Score Date	Recent Credit/FICO Score Date	smalldatetime	16
LS	ReleasedDate	Released date	The date the bankruptcy case is released.	smalldatetime	16
LS	ReliefDate	Relief date	Date of the bankruptcy relief date. Change only with multiple BK	smalldatetime	16
LS	RepeatFiler	Repeat filer	Yes / No value indicating if borrower has filed for bankruptcy more than 1 time.	varchar	40
LS	ReportCode	Report code	The SFMDS report code that is associated with a loan.	varchar	10
LS	ResolvedDate	Resolved date	The date on which the contested foreclosure was resolved.	smalldatetime	16
LS	ResumedDate	Resumed date	First legal action date which resumes the foreclosure afte a hold is removed.	smalldatetime	16
LS	ReviewDate	Nationstar value review date	Date of the servicer value review date	smalldatetime	16
LS	ReviewValue	Nationstar review value	Review value of the servicer	numeric	18
LS	RFD	Reason for Default	The most recent reason for the default.	varchar
LS	RPC	Right party contact	Number of times the right party was contacted.	tinyint	1
LS	SaleAmount	Sale amount	Dollar amount that is paid for a property at foreclosure	numeric	18
LS	SaleConfirmDate	Sale confirm date	Date the foreclosure sale is confirmed	smalldatetime	16
LS	SaleDate	Sale date	Date of the foreclosure sale	smalldatetime	16
LS	SaleNotes	Sale notes	Additional information about the sale, as provided in foreclosure sale notes/comments.	varchar	5000
LS	SECURITYID	Client’s SECURITYID	Security ID or Name. Eg. ABC-2006-KS11	varchar
LS	ServFirstDueDate	First due date	First payment due date for the loan.	smalldatetime	16
LS	ServiceCompleteDate	Defendents “served” date	Date all the defendants of the foreclosure proceedings have been servered.	smalldatetime	16
LS	ServLoanCode	Serv Loan Code	Loan number provided by servicer.	varchar	50
LS	ServLoss	Liquidated Actual Loss	Loss reported by servicer	numeric	18
LS	ServOrigAmTerm	Serv Orig Amterm	Original amortization term as provided by the servicer.	smallint	2
LS	ServOrigBal	Serv Orig Bal	Original Loan Amount from servicer	numeric	18
LS	ServOrigCoupon	Orig Interest Rate	Original Interest Rate from servicer.	real	4
LS	ServOrigPIPmt	Nationstar’s Orig PIPmt	Original P&I payment amount.	numeric	18
LS	ServOrigTerm	Serv Orig Term	Origninal term of the loan as supplied by the servicer.	smallint	2
LS	ServPPPCode	PPP code	Prepayment Penalty Code from servicer	varchar	20
LS	ServPPPDescr	PPP description	Description of PPP details from servicer	varchar	800
LS	ServPPPMos	PPP months	Number of months for the prepayment code from servicer	smallint	2
LS	ServProduct	Nationstar’s Product	Loan product types, ie — interest only, 2/28 arm, etc.	varchar	40
LS	SetFclDate	Set FC date	Scheduled date of the foreclosure sale	smalldatetime	16
LS	SfmdsStatusDate	SFMDS status date	The first date on which a loan appears on HUD SFDM	smalldatetime	16
Exhibit B-5

File
Name	Name	Long Name	Desc	Type	Length
LS	SheriffDeedDate	Sheriff deed date	Date on which the sheriff/trustee deed was recorded.	smalldatetime	16
LS	SkipTrace	Call Skip trace	Flag indicating that a skip trace was completed for the borrower(s).	varchar	40
LS	StipConsentOrderDate	Stip. Consent order date	The most recent date of the stipulation or consent order.	smalldatetime	16
LS	TeaserRate	Teaser Rate	Indicates if the initial rate on the loan was a teaser rate.	varchar	40
LS	TotCarryOverPct	Total Carry Over Percent	If the ARM has a carry over feature, the amount of the carry over percentage.	real	4
LS	TransferBal	Trans Bal	Total of liquidated balance, prepaid balance, and UPB on service transfers.	numeric	18
LS	TrusteeDeed	Trustee deed	Date on which the trustees deed is recorded	smalldatetime	16

For Subordinate Lien Servicing:
LS	SrLienActSaleDate	Senior Lien Holder’s Actual Foreclosure Sale Date	The confirmed, actural foreclosure sale date of the senior lien.	smalldatetime	16
LS	SrLienBal	Senior Lien Holder Current UPB	The most received UPB obtained from the senior lien holder.	numeric	18
LS	SrLienEstFCDate	Senior Lien Holder’s Scheduled/Estimated Foreclosure Date	The scheduled/estimated foreclosure sale date provided by the senior lien holder or from public records.	smalldatetime	16
LS	SrLienFCFlag	Senior Lien FC Flag Indicator	A flag to indicate the senior lien is in active foreclosure	varchar
LS	SrLienHolder	Senior Lien Holder Name	The name of the servicer for the senior lien.	varchar
LS	SrLienSaleAmt	Senior Lien Holder’s Foreclosure Sale Amount	The foreclosure sale amount from the senior lien holder’s completed foreclosure sale.	numeric	18
SECURITIZED LOANS OR SCHEDULED/SCHEDULED LOANS:
Due the 25th of each month

File
Name	Name	Long Name	Desc	Type	Length
SR	BegBal	Remit Begin Actual Bal	*SRM* Beginning collateral principal balance.	numeric	18
SR	BegSchedPrin	Remit Begin sched Bal	*SRM* Beginning sheduled principal balance.	numeric	18
SR	CurtPrin	Remit Curtailment Principal	*SRM* Curtailed principal.	numeric	18
SR	CutoffDate	Reporting Cutoff Date	The cutoff date of the remittance reports	smalldatetime	16
SR	EndActualBal	Remit End Actual Bal	*SRM* Ending collateral principal balance.	numeric	18
SR	EndSchedBal	Remit End Sch Bal	*SRM* Ending scheduled principal balance.	numeric	18
SR	IntOnCurt	Remit Curtailment Interest	*SRM* Interest accrued on the curtailed principal.	numeric	18
SR	NetSchedInt	Remit Net Sch Interest	*SRM* Net scheduled interest remitted.	numeric	18
SR	NextDue	Next due date	Next PMT due date. Will change monthly.	smalldatetime	16
SR	NoteRate	Remit Int rate	*SRM* Current interest rate.	real	4
SR	OrigLoanCode	Original Loan Code	Original Loan Number	varchar	50
SR	PayOffDate	Remit PIF date	*SRM* Date of payoff.	smalldatetime	16
SR	PI	Remit PI PMT	*SRM* principal and interest remitted	numeric	18
SR	PPP	Remit PPP	*SRM* Prepayment penalties remitted.	numeric	18
Exhibit B-6

File
Name	Name	Long Name	Desc	Type	Length
SR	SchedInt	Remit Scheduled Interest	*SRM* Scheduled interest remitted.	numeric	18
SR	SchedLiqAmt	Remit Sch liqu Bal	*SRM* schedule balance of the liquidated balances.	numeric	18
SR	StatusCode	Remit Loan Status	*SRM* Nationstar supplied remittance status.	varchar	40
Exhibit B-7

EXHIBIT C
FORM OF GUARANTY
Exhibit C

GUARANTY
     THIS GUARANTY (the “Guaranty”) is made as of December 16, 2009, by FIF HE HOLDINGS LLC (“Guarantor”), in favor of FANNIE MAE, a corporation chartered under the laws of the United States (“Fannie Mae”).
BACKGROUND
     A. Guarantor is the parent of Nationstar Mortgage LLC (“Subsidiary”), a Delaware limited liability company. The intent of the Guarantor and Fannie Mae in entering into this Guaranty is to induce Fannie Mae to enter into a certain Strategic Relationship Agreement of even date herewith with Subsidiary (the “Strategic Agreement”).
     B. Fannie Mae and Subsidiary will enter into the Strategic Agreement pursuant to which Fannie Mae from time to time may designate Subsidiary as a “high touch” servicer or subservicer that is eligible to acquire Fannie Mae servicing rights or enter into subservicing agreements with Fannie Mae and third parties pursuant to transfers facilitated by Fannie Mae.
     C. Fannie Mae and Subsidiary have entered into a Mortgage Selling and Servicing Contract, effective as of August 6, 1997, establishing Subsidiary as an approved seller and servicer of mortgages and participation interests and providing the terms and conditions of the sale to and servicing of mortgages for Fannie Mae, as supplemented by a certain Nationstar Supplemental Servicing Agreement dated as of November 14, 2008 and a certain Supplemental Servicing Agreement dated as of September 30, 2009, along with certain variances thereto (collectively, “Subsidiary’s MSSC”).
     D. The Strategic Agreement obligates Subsidiary under certain circumstances to transfer to a newly established limited liability company that would be wholly-owned by Subsidiary (the “New Servicing Entity”) the business of the Subsidiary pertaining to the Fannie Mae servicing and subservicing rights, including the assumption of the Subsidiary’s rights and certain of its obligations under the Strategic Agreement and any related subservicing agreements and other agreements that may be executed pursuant to such Strategic Agreement.
     E. If the transfer to the New Servicing Entity were to occur, Fannie Mae and the New Servicing Entity would enter into a separate Mortgage Selling and Servicing Contract (the “New Servicing Entity’s MSSC”), effective as of the date of such transfer, establishing the New Servicing Entity as an approved seller and servicer of mortgages and participation interests and providing the terms and conditions of the sale to and servicing of mortgages for Fannie Mae.
     F. Guarantor owns an equity interest in Subsidiary, and as such Guarantor will receive a direct and material benefit from the mortgages that Subsidiary services and subservices, and that the New Servicing Entity may service or subservice, for Fannie Mae.
     G. As a condition precedent to, and inducement for, Fannie Mae to enter into the Strategic Agreement, Fannie Mae has required that Guarantor execute and deliver this Guaranty.
     NOW THEREFORE, in consideration of the mutual covenants and undertakings contained in this Guaranty, and other good and valuable consideration, the receipt and
Exhibit C

sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Guarantor and Fannie Mae agree to incorporate the recitals listed above into this Guaranty and further agree as follows:
AGREEMENTS
     1. Guarantor unconditionally, irrevocably, and absolutely guarantees to Fannie Mae (and its respective successors, endorsees and permitted transferees and assigns), as primary obligors and not merely as a sureties, the prompt performance of all actions required to be performed and punctual payment (whether at stated maturity, by acceleration or otherwise) of all obligations required to be paid by Subsidiary arising under Subsidiary’s Strategic Agreement and any related Transaction Ancillary Document as defined in and executed in connection with such Strategic Agreement and the Subsidiary’s MSSC but only with respect to such Strategic Agreement and Transaction Ancillary Documents (together, and as such agreements may be amended in accordance with their applicable terms, the “Fannie Mae Contract”), including, without limitation, interest, fees, costs and expenses, including reasonable attorneys’ fees, accruing on such obligations after the commencement, whether voluntary or involuntary, of a bankruptcy, reorganization, liquidation or other similar federal or state law proceeding by or against Subsidiary, without regard to whether or not such interest, fees, costs and expenses are allowed claims in such proceeding. Notwithstanding the foregoing, “Fannie Mae Contract” shall not include the Senior Secured Credit Agreement dated as of October 1, 2009 between Fannie and the Subsidiary and the Early Advancing Funding Agreement dated as of September 9, 2009 between Fannie Mae and the Subsidiary (collectively, and as such agreements may be amended, modified, restated or replaced by and between Fannie Mae and the Subsidiary, the “Excluded Agreements”). All references to Subsidiary under this Guaranty include any New Servicing Entity that assumes Subsidiary’s rights and certain of its obligations under the Fannie Mae Contract, and all references to the Fannie Mae Contract include such assumed agreements that Subsidiary originally executed with Fannie Mae, together with the New Servicing Entity’s MSSC, the related subservicing agreements executed by New Servicing Entity, or any other contractual agreement between Fannie Mae and New Servicing Entity with respect or relating to the mortgage loans the New Servicing Entity services or subservices, or has serviced or subserviced, for, or on behalf of, Fannie Mae that are subject to the Strategic Agreement as assumed by New Servicing Entity, but shall not include the Excluded Agreements. This is a guaranty of payment and performance and not of collection. Guarantor shall discharge forthwith on written demand by Fannie Mae, and at no cost to Fannie Mae, each and every loss, damage, penalty, fine, forfeiture, legal or other fee, judgment, cost, expense (including reasonable attorneys’ fees) debt, obligation or claim which shall be made or apportioned against Subsidiary under the Fannie Mae Contract absolutely, and without regard to any claim or other payment whatsoever, except for any indefeasible payment previously made to Fannie Mae by Subsidiary with respect to the Fannie Mae Contract. Except as otherwise stated herein, this obligation may not be revoked, modified or otherwise altered by Guarantor. As more fully provided in Paragraph 11 below, (i) no exercise, delay in exercise or non-exercise by Fannie Mae of any right hereby given it, (ii) no dealing by Fannie Mae with, or course of conduct between Fannie Mae and Subsidiary, Guarantor or any other person, and/or (iii) no waiver, change, impairment or suspension of any right or remedy of Fannie Mae, which, but for this provision, could or might act as a release, discharge, waiver, alteration or exoneration of the liabilities or obligations of Guarantor hereunder, shall in any way affect, decrease, diminish, alter or impair any of the
Exhibit C

liabilities or obligations of the Guarantor hereunder or give the Guarantor or any other person any rights, recourse or defense against Fannie Mae or its respective successors, endorsees, transferees and assigns.
     2. The obligations of Guarantor shall be promptly performed without demand of Subsidiary and shall be primary, absolute and unconditional and are not subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the complete indefeasible payment or performance in full of the obligations) irrespective of, and unaffected by, (i) the genuineness, validity, regularity, or enforceability of, this Guaranty, any other Fannie Mae Contract or any other agreement, document or instrument to which Guarantor and/or Subsidiary are or may become a party, (ii) the insolvency or financial condition of Guarantor and/or Subsidiary, (iii) the existence, value or condition of, or failure to perfect any security interest or lien against, any collateral for the obligations guaranteed hereunder or any action, or the absence of any action, by Fannie Mae in respect thereof (including, without limitation, the release of any such security interest or lien), or (iv) any other action or circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor. Guarantor hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty. Without limiting the generality of the foregoing, the Guarantor hereby waive diligence, presentment, demand of payment, protest, all notices (whether for non-payment or protest or of acceptance, maturity, acceleration, extension of time, change in nature or form of the obligations guaranteed hereunder, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the obligations guaranteed hereunder, notice of adverse change in Subsidiary’s financial condition or any other fact, circumstance or action which might increase the risk to Guarantor, or otherwise) with respect to all obligations under any Fannie Mae Contract, any defense of the statute of limitations in any action against the Guarantor, under this Guaranty, notice of acceptance of this Guaranty and of the incurring by Guarantor of any of the obligations hereinbefore mentioned, all demands whatsoever, and all rights and remedies to require Fannie Mae to (a) proceed against Subsidiary or any other person or entity, (b) proceed against or exhaust any collateral held by Fannie Mae to secure the payment of any indebtedness guaranteed hereby, or (c) pursue any other remedy, whether in law or equity, it may now or hereafter have against Subsidiary or any other person or entity, including any rights to an “election of remedies” or marshalling of assets by Fannie Mae. Guarantor represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against Fannie Mae of any kind. Except as set forth in Section 20, Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses.
     3. Guarantor hereby acknowledges and agrees that, at any time or from time to time and any number of times, without notice to or consent from Guarantor and without affecting, impairing or releasing the liability of Guarantor hereunder, the Fannie Mae Contract may be modified or amended in any respect and Fannie Mae shall not incur any liability to Guarantor as a result thereof.
     4. A termination of the Strategic Agreement shall automatically result in a termination of the obligations and liabilities of Guarantor hereunder with respect to the Strategic Agreement, except that the obligations and liabilities of the Guarantor hereunder with respect to
Exhibit C

the Strategic Agreement shall remain in effect with respect to any obligations and liabilities of the Subsidiary that survive any termination of the Strategic Agreement for so long as any such obligations and liabilities survive. The Guarantor agrees and acknowledges that a termination of the Strategic Agreement does not result in a termination of the obligations and liabilities of the Guarantor hereunder with respect to the Transaction Ancilliary Documents with respect to those loans serviced as of the date the Strategic Agreement is terminated; provided, however, that if the Strategic Agreement is terminated by Fannie Mae without cause or by the Subsidiary upon, and during the continuance of, a breach of the Strategic Agreement by Fannie Mae, then Guarantor’s obligations hereunder with respect to the Transaction Ancillary Documents shall automatically terminate, except that the obligations and liabilities of the Guarantor hereunder that were incurred prior to such termination of the Strategic Agreement with respect to the Transaction Ancillary Documents shall survive until the underlying obligations and liabilities are satisfied or terminated.
     5. Guarantor hereby acknowledges and agrees that the withdrawal from, or termination or restructuring of, any ownership interest in Subsidiary (including the indirect ownership interest in the New Servicing Entity), shall not alter, affect, release or in any way limit the obligations of Guarantor hereunder, except that Guarantor shall not guaranty any obligations or liabilities of New Servicing Entity that pertain to the period after Fannie Mae acquires any of the outstanding stock or membership interests in the New Servicing Entity; provided, that, for the avoidance of doubt, the obligations of the Guarantor hereunder shall remain in effect with respect to any liabilities and obligations of the Subsidiary that that arise prior to the date on which Fannie Mae acquires any of the equity interests of the New Servicing Entity for so long as any such liabilities and obligations survive. Notwithstanding anything herein to the contrary, the obligations of the Guarantor hereunder shall automatically terminate upon (i) an initial public offering of the equity securities of the Subsidiary or any successor entity (or of any company (other than the Guarantor) that holds directly or indirectly the outstanding equity interests in the Subsidiary (an “Intermediate Company”); provided, that, upon such initial public offering the market capitalization of the Subsidiary, any successor entity or any Intermediate Company, as applicable, is not less than $350 million, the shares of such equity securities are listed on a U.S. national securities exchange, and the Guarantor no longer owns directly or indirectly more than 50% of the equity interests in the Subsidiary, any successor entity or any Intermediate Company and no longer has the right to appoint a majority of the members of the board (or similar governing body) of the Subsidiary, any successor entity or any Intermediate Company; provided, further, that upon an initial public offering of an Intermediate Company, such Intermediate Company assumes the obligations of the Guarantor hereunder; (ii) the assumption in writing of the obligations of the Guarantor by any other person or entity (a “New Guarantor”); provided, that, the New Guarantor (as of immediately following the assumption of the Guaranty) has a Lender Adjusted New Worth (as defined in the Fannie Mae Guides, as defined in the Strategic Agreement) no less than $350 million, taking into account the Lender Adjusted New Worth of the Subsidiary, as certified in writing to Fannie Mae; or (iii) any date upon which the Lender Adjusted New Worth of Subsidiary or any successor company is not less than $350 million calculated in accordance with generally accepted accounting principals consistently applied and in accordance with general Fannie Mae eligibility criteria, as certified in writing to Fannie Mae; provided, that, for the avoidance of doubt, the obligations of the Guarantor hereunder shall remain in effect with respect to any liabilities and obligations of the Subsidiary that that arise prior to the date on which either the events set forth in clauses (i), (ii), or (iii) occur for so long as
Exhibit C

any such liabilities and obligations survive unless the Subsidiary, in the case of clauses (i) or (iii) or the New Guarantor, the case of clause (ii), specifically assumes the obligations or the guaranty of obligations, as the case may be, arising prior to such date.
     6. Subject to the provisions of Section 5 of this Guaranty, Guarantor hereby acknowledges and agrees that, in the event of termination, reorganization, restructuring, liquidation, dissolution or change of entity form of Subsidiary, this Guaranty shall continue in full force and effect and such event or circumstance shall not alter, affect, release or in any way limit the obligations of Guarantor hereunder.
     7. Fannie Mae, in its discretion, may make demand under this Guaranty, at one or more times and from time to time, of all or any part of obligations guaranteed hereunder.
     8. This Guaranty shall be enforceable despite any exculpation from liability granted to Subsidiary.
     9. Guarantor hereby acknowledges and agrees that Fannie Mae, in its discretion, may (a) bring suit against Guarantor or Subsidiary, jointly or severally or against any one or more of them; (b) compromise or settle with any one or more of them; (c) release one or more of them from liability hereunder, and (d) otherwise deal with Guarantor and Subsidiary (or any other person or entity), in any manner whatsoever, and that no such action shall impair the rights of Fannie Mae to collect the indebtedness hereby guaranteed from Guarantor, or alter, affect, release or in any way limit the obligations of Guarantor hereunder. If for any reason at any time payment and/or performance of the obligations guaranteed hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Fannie Mae, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, then (i) Guarantor shall not be released from liability hereunder with respect to such amounts, and Guarantor agrees to promptly pay such amounts and promptly perform such obligations to Fannie Mae on demand, and (ii) any prior release or discharge from the terms of this Guaranty given to Guarantor by Fannie Mae shall be without effect, and this Guaranty shall remain in full force and effect. No delay by Fannie Mae in exercising any rights and/or powers hereunder or in taking any action to enforce Subsidiary’s obligations under any Fannie Mae Contract shall operate as a waiver as to such rights or powers or in any manner prejudice any and all of Fannie Mae’s rights and powers hereunder against the Guarantor. It is the intention of Fannie Mae and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s full and complete performance and indefeasible payment of such obligations in cash and then only to the extent of such performance and payment.
     10. Guarantor agrees, at any time and from time to time, upon written request by Fannie Mae, to promptly take, or cause to be taken, any action and to execute and deliver any additional documents which, in the reasonable opinion of Fannie Mae, may be necessary in order to assure to Fannie Mae the full benefits of this Guaranty, in each case at the sole cost and expense of Guarantor.
     11. Neither this Guaranty nor any term or provision hereof may be amended, changed, waived, discharged or terminated except by an instrument in writing signed by Fannie Mae and the Guarantor expressly referring to this Guaranty and to the provision so changed or
Exhibit C

limited. No such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent to such obligation. No course of dealing or delay or omission on the part of Fannie Mae in exercising any right or remedy under this Guaranty or under applicable law shall operate as a waiver thereof or otherwise be prejudicial thereto. The rights and remedies hereunder provided to Fannie Mae are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. No failure to exercise nor any delay in exercising on the part of Fannie Mae, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.
     12. Any demand or notice required or permitted to be given by Fannie Mae to Guarantor under this Guaranty shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier service or if sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed to the Guarantor at its addresses for notices set forth below, or at any other address furnished in writing by the Guarantor to Fannie Mae at the address for notices set forth below. Any notice delivered to a Guarantor’s designated address by (a) personal delivery, (b) recognized overnight national courier service, or (c) registered or certified mail, return receipt requested, shall be deemed to have been received by the Guarantor at the time the notice is delivered to the designated address. Confirmation by the courier delivering any notice given pursuant to this Section shall be conclusive evidence of receipt of such notice. Guarantor agrees that it will not refuse or reject delivery of any notice given hereunder, that it will promptly acknowledge, in writing, receipt of the same upon request by Fannie Mae and that any notice rejected or refused by the Guarantor shall be deemed for all purposes of this Guaranty to have been received by the Guarantor on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.
FIF HE Holdings LLC:
FIF HE Holdings LLC
c/o Fortress Investment Group, L.L.C.
1345 Avenue of the Americas
New York, NY 10105
Attn: Randal Nardone
With copies to:
Nationstar Mortgage LLC
350 Highland Drive
Lewisville, TX 75067
Attn: Anne Sutherland,
General Counsel
and
Exhibit C

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attn: Chris Abbinante
Fannie Mae:
3900 Wisconsin Avenue, NW
Washington, DC 20016
Attention: David Hisey
Deputy Chief Financial Officer
With copies to
3900 Wisconsin Avenue, NW
Washington, DC 20016
Attention: Tim Mayopoulos, Esq.
General Counsel
     13. Any indebtedness of Subsidiary now or hereafter held by Guarantor is hereby subordinated, to the extent of the obligations guaranteed hereunder, to the complete indefeasible payment or performance in full of the obligations of Subsidiary to Fannie Mae guaranteed hereby. Notwithstanding the foregoing, so long as the Subsidiary is not in default of the obligations guaranteed hereunder, the Subsidiary may make payments pursuant to such indebtedness to the Guarantor; provided, however, that upon a default, and while such default is continuing, any and all such indebtedness of Subsidiary shall be collected, enforced and received by Guarantor in trust and as trustee for Fannie Mae, but without reducing, altering or otherwise affecting in any manner the liability of Guarantor hereunder, and shall be promptly delivered by Guarantor to Fannie Mae. Until the obligations of Subsidiary guaranteed hereby have been indefeasibly paid in full in cash to Fannie Mae, Guarantor expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any person, and which Guarantor may have or hereafter acquire against Subsidiary in connection with or as a result of Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which Guarantor is a party or otherwise.
     14. Guarantor agrees to promptly pay in cash to Fannie Mae all costs and out-of-pocket expenses, including, without limitation, court costs and expenses and the reasonable fees and disbursements of legal counsel, incurred by or on behalf of Fannie Mae arising from or in connection with the enforcement of the Guarantor’s obligations under this Guaranty or the protection, assertion or enforcement of Fannie Mae’s rights or remedies under this Guaranty.
Exhibit C

Without limiting the foregoing, if this Guaranty shall be placed in the hands of an attorney for enforcement or should it be enforced by legal proceedings or through any bankruptcy court, Guarantor agrees to promptly pay in cash to Fannie Mae the reasonable attorneys’ and collection fees incurred by Fannie Mae.
     15. This Guaranty shall be binding upon the Guarantor, as well as its successors and assigns (including a debtor-in-possession on behalf of Guarantor), and shall inure to the benefit of Fannie Mae and its successors and assigns; provided, however, that except as set forth in Section 5 hereof, Guarantor shall not assign this Guaranty or delegate any of its duties hereunder without Fannie Mae’s prior written consent. Except as set forth in Section 5, any assignment or delegation without the prior written consent of Fannie Mae shall be absolutely void. In the event of any assignment or other transfer of rights by Fannie Mae, the rights and benefits herein conferred upon Fannie Mae shall automatically extend to and be vested in such assignee or other transferee. Fannie Mae shall give the Guarantor prompt notice of any assignment or other transfer of rights by Fannie Mae.
     16. Fannie Mae is relying and is entitled to rely upon each and all of the provisions of this Guaranty. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and be restated to reflect as nearly as possible the original intentions of the Parties and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
     17. GOVERNING LAW. THE VALIDITY OF THIS GUARANTY, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF GUARANTOR AND FANNIE MAE, SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT GIVING EFFECT TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AND FANNIE MAE HEREBY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS GUARANTY SHALL BE TRIED AND DETERMINED ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. GUARANTOR AND FANNIE MAE HEREBY EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.
     18. WAIVER OF JURY TRIAL. GUARANTOR AND FANNIE MAE HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS GUARANTY, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF GUARANTOR AND FANNIE MAE WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. GUARANTOR HEREBY AGREES
Exhibit C

THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT FANNIE MAE MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     19. Guarantor hereby represents and warrants the following to Fannie Mae, each and all of which shall survive the execution and delivery of this Guaranty:
     (a) This Guaranty has been duly authorized, executed and delivered, and is a valid and legally binding instrument, enforceable against Guarantor in accordance with its terms. The execution, delivery and performance of this Guaranty does not and will not violate (i) any provision of any law or regulation applicable to Guarantor, (ii) any order of any court or governmental agency applicable to Guarantor, (iii) any contract, agreement, or guaranty of any kind to which Guarantor is a party, or by which Guarantor is bound, (iv) the Guarantor’s charters or by-laws or corporate documents, the breach or violation of which would affect or limit Guarantor’s performance under or compliance with any terms of this Guaranty, (v) conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound and/or (vi) result in the creation or imposition of any security interest or lien upon any of the property or assets of Guarantor.
          (b) Each consent, approval or authorization of any kind required to be obtained by Guarantor in connection with the execution and delivery of this Guaranty or the performance of any obligations hereunder has been duly obtained and is in full force and effect on the effective date of this Guaranty.
          (c) There are no actions, suits, or proceedings pending, or to the knowledge of Guarantor, any investigation threatened against them in any court or before any federal, state, municipal or other governmental department or commission, board, bureau, agency or instrumentality, which, if adversely determined, will materially, adversely affect Guarantor’s businesses or its financial conditions or the validity and enforceability of this Guaranty or Guarantor’s ability to perform in accordance with this Guaranty.
     20. Notwithstanding anything in this Guaranty to the contrary, the Guarantor shall have the right to assert as a defense (including rights of offset and counterclaims) to any obligations or liabilities hereunder any defenses that would be available to it had it duly authorized and entered into the Fannie Mae Contract (or any other agreement guaranteed hereunder) directly. For the avoidance of doubt, Guarantor shall not have rights of offset or counterclaims that may arise under or be related to agreements other than the Fannie Mae Contract and the other agreements guaranteed hereunder.
     21. References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.
Exhibit C

     22. This Guaranty constitutes the entire agreement between the parties hereto with respect to the subject matter hereof superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, relating to a guaranty by Guarantor of the obligations under the Fannie Mae Contract. In the event of any conflict or inconsistency between the Guaranty and the Fannie Mae Guides, the terms of this Guaranty shall control.
     23. This Guaranty has been reviewed by Guarantor, and its counsel, and shall be construed and interpreted neither against nor in favor of either Fannie Mae or Guarantor but rather in accordance with the fair meaning thereof.
     24. All payments to be made hereunder by Guarantor shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and shall be made without deduction (whether for taxes or otherwise) or offset.
     25. Limitation of Liability. Absent fraud, willful misconduct or bad faith, no recourse under any obligation, covenant or agreement of the Guarantor contained in this Guaranty shall be had against any incorporator, equity holder (including record holders and beneficial holders (i.e. direct and indirect equity holders)), officer, director, member, manager, employee, affiliate or agent of Guarantor or any officer, director, partner, member, manager, employee, affiliate or agent of any equity holder or affiliate of Guarantor (all of the foregoing parties collectively referred to herein as the “Related Parties”) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Guaranty is solely an obligation of Guarantor, and that no personal liability whatever shall attach to or be incurred by any Related Party under or by reason of any of the obligations, covenants or agreements of the Guarantor contained in this Guaranty, or implied therefrom, and that any and all personal liability for breaches by the Guarantor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such Related Party is hereby expressly waived as a condition of and in consideration for the execution of this Guaranty.
     26. Financial Statements. The Guarantor hereby covenants and agrees to deliver each of the following to Fannie Mae: (i) as soon as available but no later than sixty (60) days after the end of each fiscal quarter the unaudited financial statements certified by the responsible officer of the Guarantor, as fairly presenting, in accordance with GAAP, consistently applied, as at the end of, and for such period, the financial position and the results of the Guarantor, and (ii) as soon as available, but not later than one-hundred fifty (150) days after the end of each fiscal year, the unaudited financial statements of the Guarantor for such fiscal year certified by the responsible officer of the Guarantor, as fairly presenting, in accordance with GAAP, consistently applied, as at the end of, and for such period, the financial position and the results of the Guarantor.
Exhibit C

IN WITNESS WHEREOF, this Guaranty has been duly executed by the undersigned to be effective as of the date first above written.

By:	/s/ Pete Smith
	Name:	Pete Smith
	Title:	Manager, FIF HE Holdings LLC

By:	/s/ Eric J. Schuppenhauer
Eric J. Schuppenhauer, SVP, NSO
Fannie Mae

Exhibit C

EXHIBIT D
LIST OF ANCILLARY FEES

This is a list of maximum fees that may be assessed or collected. Actual fee amounts that can be charged may be subject to local, state and federal Law and the Fannie Mae Guides.

Fee or Item Description	Maximum Fee
Payment Related fees
Check by phone	[***]
ACH	[***]
IVR Payment	[***]
Web Payment	[***]
Others	[***]
Amortization Schedule Fee	[***]
Assumption Fee	[***]
Copy of Loan Documents	[***]
Copy of Year End Statement (1098)	[***]
Credit Report	[***]
Dishonored or NSF Check	[***]
Duplicate Monthly Billing/Coupon	[***]
Fax Fee	[***]
Flood Research	[***]
Late Fee on loans current on repayment plans (Y/N)	[***]
Name Change	[***]
Overnight Mail	[***]
Partial Release of Lien	[***]
Payment History	[***]
Payoff Quotes	[***]
Recording Fee	[***]
Subordination	[***]
Tax Verification Letter	[***]
Verification of Mortgage	[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.
Exhibit D

EXHIBIT E
LIST OF BANK CHARGES

Bank Service Charges — November 2009

Retail Lockbox / 650783	Unit Price

RLB MAINTENANCE	[***]
RLB PAYMENT	[***]
RLB MULTIPLES	[***]
RLB COURIER MAIL PREP	[***]
RLB CORRESPONDENCE	[***]
RLB SPECIAL PROCESSING	[***]
RLB CHECK IMAGE ITEM	[***]
RLB SCANNABLE DOC CAPTURE	[***]
RRLB LONG TERM CK STORAGE	[***]
RRLB LONG TERM DOC STORAGE	[***]
RLB CASH PROCESSING	[***]
RLB STOP FILE REJECT	[***]
RLB STOP FILE	[***]
RLB CUSTOMER LOOKUPS	[***]
RLB TRANSMISSION	[***]
RLB UNPROCESSABLE	[***]
RLB COURIER DEPOSIT	[***]

Depository Services	Unit Price

CREDITS POSTED	[***]
DEP CHECKS ON US	[***]
DEP CHECKS CLEARING HOUSE	[***]
DEP CHECKS LOCAL CITY	[***]
DEP CHECKS LOCAL RCPC	[***]
DEP CHECKS IN DISTRICT CITY	[***]
DEP CHECKS IN DISTRICT RCPC	[***]
DEP CHECKS NATIONAL FRB OTHER	[***]
DEP CHECKS HIGH DOLLAR GROUP	[***]
DEP CHECKS ENCODING	[***]
DEP CHECKS MICR REJECT REPAIR	[***]
DEP RETURN ITEMS RETURNED	[***]
IDD MONTHLY MAINTENANCE FEE	[***]
SOFTWARE MAINTENANCE FEE	[***]

Depository Services / 0000001001	Unit Price

CREDITS POSTED	[***]
CHECK IMAGE DEPOSITED	[***]
CQD DEPOSITORY CREDIT	[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.
Exhibit E

Depository Services / 0000050783	Unit Price

DEP CHECKS ON US	[***]
DEP CHECKS CLEARING HOUSE	[***]
DEP CHECKS LOCAL CITY	[***]
DEP CHECKS LOCAL RCPC	[***]
DEP CHECKS IN DISTRICT CITY	[***]
DEP CHECKS IN DISTRICT RCPC	[***]
DEP CHECKS NATIONAL FRB OTHER	[***]

Disbursement Services	Unit Price

CHECKS/DEBITS POSTED	[***]
CHECK PHOTOCOPY RETRIEVAL	[***]
PWS EMAIL EXCEPT NOTIF	[***]

Reconciliation Services	Unit Price

POSITIVE PAY MAINTENANCE	[***]
IMAGE CAPTURE PER ITEM	[***]
FULL RECON MAINTENANCE	[***]

Funds Transfer Services	Unit Price

ELECTRONIC FED DEBIT S/T	[***]
ELECTRONIC BOOK DEBIT S/T	[***]
ELECTRONIC BOOK DEBIT REPAIR	[***]
FED CREDIT S/T	[***]
FED CREDIT REPAIR	[***]
CHIPS CREDIT S/T	[***]
BOOK CREDIT	[***]
FED TRANSFER FEE	[***]
CHIPS MESSAGE FEE	[***]
REPETITIVE LINESHEET STORAGE	[***]
JPMC TW WIRE POSITION DEBITS	[***]
JPMC TW WIRE POSITION CREDITS	[***]

Automated Clearing House	Unit Price

ACH RECEIVER SVCS-MAINTENANCE	[***]
ACH RECEIVER SVCS-TRANSACTION	[***]
ACH RECEIVER SVCS-REFORMAT	[***]
ACH RECEIVER SVCS-RETURN ITEM	[***]
ACH MAINTENANCE	[***]
ACH DEBITS/CREDITS ORIGINATED	[***]
ACH ADDENDA RECORDS	[***]
ACH DEBITS RECEIVED	[***]
ACH CREDITS RECEIVED	[***]
ACH RETURN	[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.
Exhibit E

ACH RETURN-VIA ONLINE RPTNG	[***]
ACH NOC-VIA ONLINE RPTNG	[***]
ACH FILE PROCESSING	[***]
ACH NOTIFICATION OF CHANGE	[***]
ACH RECEIVER SVCS-DATA TRANS	[***]

International Services	Unit Price

FOREIGN CHECK DEPOSIT (CAD)	[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.
Exhibit E